EXHIBIT 4

                  DEBENTURE PURCHASE AGREEMENT W/ EXHIBITS




                       DATAMARINE INTERNATIONAL, INC.

               $2,000,000 Convertible Subordinated Debentures
                            due December __, 2000





                        DEBENTURE PURCHASE AGREEMENT



                          As of December ___, 1995

                       Datamarine International, Inc.

                        Debenture Purchase Agreement
                          As of December ___, 1995

                                  INDEX

                                                                           Page

SECTION 1.   TERMS OF PURCHASE; PAYMENT TERMS                                1
      1.1    Sale and Purchase                                               1
      1.2    Terms of the Debentures                                         1
      1.3    Closing                                                         3

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SEA AND
             NARROWBAND                                                      3
      2.1    Organization, Existence and Authority                           3
      2.2    Authorization                                                   4
      2.3    Non-Contravention                                               4
      2.4    Capitalization                                                  4
      2.5    Subsidiaries; Investments                                       5
      2.6    SEC Reports and Financial Statements                            5
      2.7    Absence of Undisclosed Liabilities                              6
      2.8    Absence of Certain Developments                                 6
      2.9    Accounts Receivable                                             7
      2.10   Title to Properties                                             7
      2.11   Tax Matters                                                     7
      2.12   Contracts and Commitments                                       8
      2.13   Proprietary Rights; Employee Restrictions                       8
      2.14   Litigation and Compliance with Laws                             9
      2.15   Permits; FCC Approvals; Customer and Supplier Relations        10
      2.16   Employee Benefit Programs                                      12
      2.17   Labor Laws                                                     12
      2.18   Solvency                                                       13
      2.19   Environmental Matters                                          13
      2.20   Inventory                                                      14
      2.21   Product and Service Claims.                                    14
      2.22   Backlog.                                                       14
      2.23   Information Supplied to Lenders                                14
      2.24   Broker's Fee                                                   15

SECTION 3.   CLOSING CONDITIONS OF LENDERS                                  15
      3.1    Opinion of Company Counsel                                     15
      3.2    Authorization                                                  15
      3.3    Irrevocable Proxy                                              16
      3.4    Delivery of Documents                                          16
      3.5    Use of Proceeds                                                16
      3.6    No Violation or Injunction                                     16
      3.7    No Litigation                                                  16
      3.8    No Adverse Change                                              16
      3.9    All Proceedings Satisfactory                                   17

SECTION 4.   FINANCIAL COVENANTS                                            17
      4.1    Indebtedness                                                   17
      4.2    Liens                                                          18
      4.3    Distributions or Redemptions                                   19

SECTION 5.   OPERATING AND REPORTING COVENANTS                              19
      5.1    Financial Statements; Minutes                                  19
      5.2    Budget and Strategic Plan                                      20
      5.3    Conduct of Business                                            20
      5.4    Payment of Taxes, Compliance with Laws, Etc.                   20
      5.5    Adverse Changes                                                20
      5.6    Insurance                                                      20
      5.7    Maintenance of Properties                                      21
      5.8    Affiliated Transactions                                        21
      5.9    Management Compensation                                        21
      5.10   Board of Directors; Inspection                                 21
      5.11   Issuance of Capital Stock, Convertible Securities, Options,
             Warrants or Rights                                             23
      5.12   Merger, Consolidation, Reorganization, Sale of Assets,
             Acquisition                                                    23
      5.13   No Amendments to Charter Documents                             23
      5.14   Restrictions on Other Agreements                               24
      5.15   Stay, Extension and Usury Laws                                 24
      5.16   Right of Participation in Financings                           24
      5.17   [Intentionally Omitted]                                        25
      5.18   Dissolution of Data I.C., Inc.                                 25
      5.19   Transactions with Foreign Subsidiaries                         25

SECTION 6.   CONVERSION                                                     25

SECTION 7.   EVENTS OF DEFAULT; REMEDIES                                    26
      7.1    Events of Default                                              26
      7.2    Remedies on Default, Etc.                                      28

SECTION 8.   REPRESENTATIONS AND WARRANTIES OF THE LENDERS                  28
      8.1    Representation of Lenders                                      28

SECTION 9.   INTERCREDITOR MATTERS                                          29
      9.1    Subordination to Payment                                       29
      9.2    Bankruptcy or Liquidation                                      29
      9.3    Payment Default on Senior Debt                                 30
      9.4    Non-Payment Default on Senior Debt                             30
      9.5    Limitation on the Exercise of Certain Rights                   30
      9.6    Subrogation                                                    31
      9.7    Absolute Obligation                                            31
      9.8    Conversion                                                     31

SECTION 10.  INDEMNIFICATION                                                31

SECTION 11.  DEFINITIONS                                                    33

SECTION 12.  GENERAL                                                        36
      12.1   Amendments, Waivers and Consents                               36
      12.2   Survival of Covenants; Assignability of Rights                 37
      12.3   Governing Law; Jurisdiction; Venue                             37
      12.4   Section Headings                                               38
      12.5   Counterparts                                                   38
      12.6   Notices and Demands                                            38
      12.7   Severability                                                   39
      12.8   Expenses                                                       39
      12.9   Integration                                                    39

EXHIBITS
Exhibit A   -   List of Lenders
Exhibit B   -   Form of Debenture
Exhibit C   -   Preferred Stock Terms
Exhibit D   -   Company Counsel Opinion
Exhibit E   -   Form of Irrevocable Proxy
Exhibit F   -   Form of SEA Management Agreement
Exhibit G   -   Form of SMR Operator Letter of Intent
Exhibit H   -   Form of Employee Invention and Non-Disclosure Agreement

SCHEDULES

Schedule 2.1(a)   -   Locations of Real Property and Employees
Schedule 2.1(b)   -   Locations of Real Property and Employees
Schedule 2.4      -   Capitalization of Company
Schedule 2.5      -   Subsidiaries; Investments
Schedule 2.6      -   Financial Statements
Schedule 2.7      -   Undisclosed Liabilities
Schedule 2.8      -   Absence of Certain Developments
Schedule 2.10     -   Title of Properties
Schedule 2.12     -   Contracts and Commitments
Schedule 2.13     -   Proprietary Rights
Schedule 2.14     -   Litigation and Compliance with Laws
Schedule 2.15(a)  -   Customer and Supplier Relations
Schedule 2.15(b)  -   FCC Licenses
Schedule 2.15(c)  -   Management Agreement
Schedule 2.16     -   Employee Benefit Programs
Schedule 2.17     -   Labor Laws
Schedule 2.21     -   Product and Service Claims
Schedule 2.22     -   Backlog
Schedule 4.1(b)   -   Indebtedness


                        DEBENTURE PURCHASE AGREEMENT


      AGREEMENT made as of the ____ day of December, 1995 by and among Datamarine International, Inc., a Massachusetts corporation (the "Company"), SEA Inc. of Delaware, a Delaware corporation ("SEA") and Narrowband Network Systems, Inc., a Washington corporation ("Narrowband") and the persons named in Exhibit A hereto (collectively the "Lenders," and each individually a "Lender"). Unless otherwise expressly stated herein or unless the context otherwise requires, all references to the Company shall include all Subsidiaries on a consolidated basis.

      WHEREAS, the Company, SEA and Narrowband have agreed to sell and the Lenders have agreed to purchase convertible debentures due December __, 2000 of the Company, SEA and Narrowband in an aggregate principal amount of $2,000,000.

      WHEREAS, the proceeds from the purchase and sale of such convertible debentures shall be used by the Company and its Subsidiaries for the production of FCC approved 220MHz radio equipment and for general working capital purposes.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


SECTION 1.  TERMS OF PURCHASE; PAYMENT TERMS

      1.1 Sale and Purchase. Subject to the terms and conditions herein set forth, the Company, SEA and Narrowband shall issue and sell to each of the Lenders, and each Lender shall purchase from the Company, SEA and Narrowband, a convertible debenture due December __, 2000 in substantially the form attached hereto as Exhibit B (a "Debenture" and collectively, the "Debentures") in the principal amount set forth opposite the name of such Lender in Exhibit A hereto for a purchase price equal to 100% of the principal amount thereof (the "Purchase Price"). The Debentures, which will aggregate to $2,000,000 in principal amount, will be dated the date of issuance thereof, mature on December __, 2000 (the "Maturity Date"), bear interest and be payable as set forth in Section 1.2 hereof and be convertible as set forth in Section 6 hereof.

      1.2   Terms of the Debentures.

            (a) Interest. The Debentures shall bear interest on the unpaid principal amount thereof: (i) from the date of issuance thereof through and until December 31, 1996 at the rate of ten (10%) per annum;
(ii) from and after January 1, 1997 through and until December 31, 1997 at a rate of eleven percent (11%) per annum; (iii) from and after January 1, 1998 through and until December 31, 1998 at a rate equal to twelve percent (12%) per annum; (iv) from and after January 1, 1999 through and until December 31, 1999 at a rate of fourteen percent (14%) per annum, and (v) from and after January 1, 2000 at a rate of fifteen percent (15%) per annum (the "Interest"). The Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed, and be payable on each March 31, June 30, September 30 and December 31 for the respective three-month periods ending on each such date, commencing on March 31, 1997, and upon any other payment or conversion of any principal amount of the Debentures.

            (b) Default Interest. In the event that any amount payable in respect of the Debentures is not paid within fifteen (15) days of when due and payable (whether at stated maturity, by acceleration or otherwise), the Interest on that portion of such amount which has not been so paid shall, notwithstanding anything herein to the contrary and until that portion of such payment on the Debentures has been brought current, thereafter bear interest at a rate of twenty percent (20%) per annum.

            (c) Principal Payments. Subject to prior conversion pursuant to the terms of this Agreement and prepayments authorized under
Section 1.2(f), the Company shall pay the principal balance of the Debentures, without set-off, deduction or counterclaim, together in each case with all accrued interest thereon on December __, 2000.

            (d) Conversion. The Debentures shall be convertible at the option of a majority in interest of the Lenders into shares of Redeemable Convertible Participating Preferred Stock, $1.00 par value per share ("Convertible Preferred Stock"), and Redeemable Preferred Stock, $1.00 par value per share ("Redeemable Preferred Stock"), of the Company, all in accordance with, on the terms and during the periods set forth in Section 6 hereof. No conversion of the Debentures shall be permitted except as provided in Section 6 hereof.

            (e) Payments on the Debentures. All payments of principal and interest on the Debentures shall be made by the Company in lawful money of the United States of America in immediately available funds not later than 12:00 p.m., Boston time, on the date such payment is due, or, if such date is not a Business Day, then on the next succeeding Business Day, at the address of the Lenders stated in Exhibit A hereto or, if not so stated, at such other addresses of which the Company shall have received written notice or, at the Company's or the Lender's election, by crediting the Lender's account at a bank designated by the Lender in writing to the Company.

            (f) Prepayment. Subject to the Lender's rights of conversion pursuant to the terms of Section 6 hereof, the outstanding principal amount of the Debentures may be prepaid, in whole but not in part, by the Company at any time upon sixty (60) days prior written notice. The Debentures shall be subject to mandatory prepayment upon the consummation of: (i) the sale of all or substantially all of the assets of the Company or SEA; (ii) the sale or transfer of all or a majority of the outstanding common stock of the Company or SEA in any one transaction or series of related transactions; or (iii) the merger or consolidation of the Company or SEA with or into another corporation or entity (other than a wholly-owned subsidiary or in connection with an acquisition permitted under the terms of Section 5.12 hereof) (each of the foregoing, a "Liquidating Event").

      1.3 Closing. A closing (the "Closing") of the sale and purchase of the Debentures shall take place at such location, date and time and in such manner as shall be mutually agreed upon by the Company and the Lenders (the "Closing Date"). At the Closing, the Company will deliver the Debentures being acquired by each Lender against payment of the full Purchase Price therefor by or on behalf of each Lender to the Company by certified or bank cashier's check or wire transfer of immediately available funds.


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SEA AND
            NARROWBAND

      In order to induce the Lenders to enter into the Agreement, the Company, SEA and Narrowband hereby jointly and severally agrees with the Lenders and represents and warrants to the Lenders that, as of the date hereof:

      2.1   Organization, Existence and Authority.

            (a) The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts. Except as set forth on Schedule 2.1(a), the Company does not own or lease any real property outside The Commonwealth of Massachusetts, and has no employees residing outside The Commonwealth of Massachusetts. The Company has all requisite corporate power and authority, and all material and necessary authorization, approvals, orders, licenses, certificates and permits, to conduct its business as presently conducted and to enter into, execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments and agreements executed in connection herewith. A true and complete copy of the Company's Articles of Organization as amended to date, certified by The Commonwealth of Massachusetts, and of the Company's by-laws, as amended to date, certified by the Company's Secretary have previously been delivered to the Lenders, are complete and correct, and, with the exception of the amendment creating the Preferred Shares (as defined below), no amendments thereto are pending. The Company is not in violation of any term of its charter or by-laws, or, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to the Company or to which the Company is a party, which would, in any individual instance, or in any series of related instances, have a material adverse effect on the Company.

         (b) Each of SEA and Narrowband has been duly formed and is validly existing as a corporation in good standing under the laws of its state of incorporation. Except as set forth on Schedule 2.1(b), neither SEA nor Narrowband owns or leases any real property outside its state of incorporation and has no employees residing outside its state of incorporation. Each of SEA and Narrowband has all requisite corporate power and authority, and all material and necessary authorization, approvals, orders, licenses, certificates and permits, to conduct its business as presently conducted and to enter into, execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments and agreements executed in connection herewith. A true and complete copy of each Subsidiary's charter documents, except for those of Data I.C., Inc., have previously been delivered to the Lenders, are complete and correct, and no amendments thereto are pending. Neither SEA nor Narrowband is in violation of any term of its charter or by-laws, or, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to it or to which it is a party, which would, in any individual instance, or in any series of related instances, have a material adverse effect on the Company on a consolidated basis.

      2.2 Authorization. This Agreement and all documents and instruments executed by the Company, SEA and Narrowband pursuant hereto are valid and binding obligations of the Company, SEA and Narrowband, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditor's rights or general principles of equity. The execution, delivery and performance of this Agreement and all documents and instruments contemplated hereby, the issuance of the Debentures and, if converted, the Convertible Preferred Stock and the Redeemable Preferred Stock (collectively, the "Preferred Shares") issuable upon such conversion and, if the Convertible Preferred Stock is converted into Common Stock, the Common Stock issuable upon such conversion (the "Conversion Shares"), have been duly authorized by all necessary corporate action of the Company. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the issuance, delivery, payment, redemption or conversion of the Debentures in accordance with the terms of this Agreement or, if the Debentures are converted, the Preferred Shares, or, if the Convertible Preferred Stock is converted, the Conversion Shares, or the performance or consummation of any other transaction contemplated hereby or thereby.

      2.3 Non-Contravention. The execution, delivery and performance by each of the Company, SEA and Narrowband of this Agreement and the other agreements executed pursuant hereto to which they are a party and the consummation of the transactions contemplated hereby does not and will not: (a) conflict with or result in any default under any material contract, obligation or commitment of the Company or any of the Subsidiaries or any charter provision, by-law or corporate restriction applicable to any of them; (b) result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any of the Subsidiaries; or (c) violate any instrument, agreement, judgment, decree or order, or any statute, rule or regulation of any federal, state or local government or agency, applicable to the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party.

      2.4 Capitalization. The authorized capital stock of the Company consists of (a) 3,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), of which 1,296,865 shares are, as of November 6, 1995, duly and validly issued, outstanding, fully paid and non-assessable, and (b) 1,000,000 shares of preferred stock, $1.00 par value per share (i) of which 2,000 shares are, or as of the Closing Date will be, (upon the filing of the Amended Charter), designated as Convertible Preferred Stock, $1.00 par value per share and are duly and validly authorized and are reserved for issuance upon conversion of the Debentures, and (ii) of which 2,000 shares are, or as of the Closing Date will be (upon the filing of the Amended Charter) designated as Redeemable Preferred Stock, $1.00 par value per share and are duly and validly authorized and are reserved for issuance upon conversion of the Debentures. Except for the Debentures to be issued hereunder and outstanding options to purchase 178,838 shares of Common Stock which have been issued under the Company's 1991 Stock Option Plan and 1992 Stock Option Plan for Non-Employee Directors (the "Option Plans"), there are no outstanding warrants, options, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. The Company has duly and validly authorized and reserved 2,000 shares of Convertible Preferred Stock and 2,000 shares of Redeemable Preferred Stock for issuance upon conversion of the Debentures and 163,967 Conversion Shares for issuance upon conversion of the Convertible Preferred Stock; and the shares of Convertible Preferred Stock, Redeemable Preferred Stock and Common Stock so issued will, upon such conversion, be validly issued, fully paid and non-assessable. The relative rights, preferences, restrictions and other provisions relating to the Convertible Preferred Stock and Redeemable Preferred Stock are as set forth in Exhibit C attached hereto (the "Preferred Stock Terms"). Except as disclosed in Schedule 2.4 hereof or as set forth in the Company's charter documents, there are no restrictions on the transfer of the shares of capital stock of the Company other than those arising under federal and state securities laws or under this Agreement. There are no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction, other than rights set forth in the Registration Rights Agreement.

      2.5 Subsidiaries; Investments. Except as disclosed in Schedule 2.5, the Company does not own or have, nor has it previously owned or had, any direct or indirect interest in, control over or loan or advance to, any person, corporation, partnership, joint venture or other entity of any kind. Schedule 2.5 accurately sets forth (i) the correct legal name of each Subsidiary owned, directly or indirectly, by the Company, (ii) the number of authorized, issued, and outstanding shares of capital stock of each such Subsidiary, (iii) the ownership of such shares of capital stock, and (iv) whether such shares are fully paid and nonassessable. There are no outstanding warrants, options, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of any Subsidiary. The aggregate net worth of the Foreign Subsidiaries is not greater than $175,000.

      2.6 SEC Reports and Financial Statements. The Company has previously furnished to the Lenders complete and correct copies, including exhibits of: (i) its Annual Report on Form 10-K for the fiscal year ended October 1, 1994; (ii) its Quarterly Reports on Form 10-Q for the three-month period ended December 31, 1994, April 1, 1995 and July 1, 1995;
(iii) its proxy statement relating to its February 7, 1995 meeting of shareholders; and (iv) all reports on forms other than 10-K or 10-Q filed by the Company with the Securities and Exchange Commission (the "SEC") or the NASDAQ since October 2, 1993. The Company has heretofore made timely all filings, reports and registrations required under the Securities Act of 1993, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and all such filings conformed in all material respects to the requirements of the Securities Act and the Exchange Act, and did not at the time of filing contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

      Except as set forth on Schedule 2.6, the audited financial statements and unaudited interim financial statements included in the reports or other filings referred to in this Section 2.6 were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except that the notes to the unaudited interim financial statements have been condensed pursuant to the rules and regulations of the SEC) and fairly present the consolidated financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments which will not, in any event, be material. Nothing has come to the attention of the senior management of the Company since such dates which would indicate that such financial statements were not true, accurate and complete in all material respects as of the dates thereof.

      2.7 Absence of Undisclosed Liabilities. Except as and to the extent disclosed in Schedule 2.7 or to the extent reflected or reserved against in the Base Balance Sheet included in Schedule 2.6, the Company does not have any material liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof and required to be disclosed in a balance sheet prepared in accordance with general accepted accounting principals ("GAAP") and the Company has no other material contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof which are not specifically disclosed elsewhere in this Agreement or the Schedules hereto (other than contractual obligations to customers and vendors arising out of transactions entered into in the ordinary course of the Company's business).

      2.8   Absence of Certain Developments.  Except as disclosed on
Schedule 2.8 or elsewhere in this Agreement (including the Schedules hereto), since the date of the Base Balance Sheet, there has been: (a) no material adverse change in the condition, financial or otherwise, of the Company, SEA, or the other Subsidiaries (on a consolidated basis with the Company and SEA) or in the assets, liabilities, properties or business of the Company, SEA, or the other Subsidiaries (on a consolidated basis with the Company and SEA); (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any capital stock in the Company or any Subsidiary; (c) no waiver of any valuable right of the Company or any Subsidiary or cancellation of any material debt or claim held by the Company or any Subsidiary; (d) no material loan by the Company or any Subsidiary to any officer, director, employee or shareholder of the Company or any Subsidiary, or any agreement or commitment therefor; (e) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or shareholder of the Company or any Subsidiary (other than salary increases in the ordinary course of business consistent with past practice); (f) no material loss, destruction or damage to any property of the Company or any Subsidiary, whether or not insured; (g) no labor trouble involving the Company or any Subsidiary and no material change in the senior management or other key personnel of the Company or any Subsidiary, or the terms and conditions of their employment; and (h) no acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other material transaction by the Company or any Subsidiary otherwise than for fair value in the ordinary course of business.

      2.9 Accounts Receivable. Except to the extent reserved against in the Base Balance Sheet or disclosed elsewhere in this Agreement (including the Schedules hereto), all of the accounts receivable of the Company represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims and are, to the best knowledge of the Company, subject to no set-off or counterclaim and collectible in the ordinary course. The Company has no accounts receivable from any person, firm or corporation which is affiliated with it or from any of its directors, officers, employees or, to its knowledge, shareholders.

      2.10 Title to Properties. Except as disclosed in Schedule 2.10 or in the Base Balance Sheet, the Company and each Subsidiary has good and marketable title to all of its respective properties and assets, free and clear of any liens, restrictions or encumbrances which could materially and adversely affect the value of such properties or interfere with the Company's or such Subsidiary's use thereof. All machinery and equipment included in such properties which is necessary to the business of the Company, SEA or Narrowband is in good condition and repair, reasonable wear and tear excepted, and none of the Company, SEA or Narrowband is in default under any material leases of real or personal property to which it is a party. Neither the Company nor SEA is in violation, in any material respect, of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied, which would, in any individual instance, or any series of related instances, have a material adverse effect on the Company or SEA, as applicable.

      2.11 Tax Matters. The Company and each of the Subsidiaries have timely and properly filed or received timely and proper extensions for the filing of all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all material respects. The Company and each of the Subsidiaries has paid all Taxes owed by them (whether or not shown on any Tax Return), except Taxes which have not yet accrued or otherwise become due. All Taxes and other assessments and levies which the Company and each of the Subsidiaries was or is required to withhold or collect from customers or employees have been withheld and collected and have been paid over or will be paid over when due to the proper governmental authorities. Neither the Company nor any Subsidiary has ever received notice of any audit or of any proposed deficiencies from the Internal Revenue Service ("IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof without material adverse effect on the Company or any of the Subsidiaries or their respective financial condition). There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or any of the Subsidiaries for any year. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of the Company and each of the Subsidiaries, threatening to assert against the Company or any of the Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company. None of the Company or any of the Subsidiaries is a party to any Tax allocation or sharing arrangement.

      2.12 Contracts and Commitments. Except as set forth in this Agreement (including the Schedules hereto), none of the Company, SEA or Narrowband is a party to any contract, obligation or commitment: (a) which involves a potential commitment or payment in excess of $50,000 or which is otherwise material and not entered into in the ordinary course of business; (b) with any of its officers or key employees or persons or organizations related to or affiliated with any such persons; (c) which relate to the purchase, redemption, transfer or voting of its capital stock; or (d) relating to the licensing, distribution, development, purchase, manufacturing, sale or servicing of telecommunications equipment; except in each case as are described in Schedule 2.12, and copies of all such agreements have been delivered or made available to the Lenders, (all such contracts and commitments described on Schedule 2.12 are collectively referred to as the "Material Agreements"). Other than termination or expiration in the ordinary course of business, none of the Company, SEA or Narrowband knows of any basis for the termination, expiration or modification of any of the Material Agreements within one year from the date hereof nor has it received any notice thereof, which termination, expiration or modification would not be at the Company's, SEA's or Narrowband's option, as the case may be, and would have a material adverse effect on the Company. Except as set forth on Schedule 2.7, none of the Company, SEA or Narrowband is in default in any material respect under any Material Agreement, and to the best knowledge of the Company, SEA and Narrowband there is no state of facts which upon notice or lapse of time or both would constitute such a default.

      2.13  Proprietary Rights; Employee Restrictions.  Set forth in
Schedule 2.13 is a list and brief description of all patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company, SEA or Narrowband, or of which the Company, SEA or Narrowband is a licensor or licensee or in which the Company, SEA or Narrowband has any right, and in each case a brief description of the nature of such right. Each of the Company, SEA and Narrowband owns or possesses adequate licenses or other rights to use its respective patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, programming processes, formulae, trade secrets and know how (collectively "Intellectual Property") necessary to the conduct of its business as presently conducted and as proposed to be conducted. None of the Company, SEA or Narrowband is aware of any infringement by any other person of any of their respective rights under any Intellectual Property. No claim is pending or, to the best knowledge each of the Company, SEA or Narrowband, threatened against the Company, SEA or Narrowband, respectively, to the effect that any Intellectual Property owned or licensed by the Company, SEA or Narrowband, respectively, or which the Company, SEA or Narrowband, respectively, otherwise has the right to use, or the operation or products or services of the Company, SEA or Narrowband, respectively, infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the knowledge of the Company, SEA and Narrowband there is no basis for any such claim (whether or not pending or threatened). None of the Company, SEA or Narrowband has received any notice from any other person asserting that any of the Intellectual Property owned or licensed by the Company, SEA or Narrowband, respectively, or which the Company, SEA or Narrowband, respectively, otherwise has the right to use, or the operation or products or services of the Company, SEA or Narrowband, respectively, (a) infringe upon or conflict with the asserted rights of such person under any Intellectual Property, or (b) is invalid or unenforceable by the Company, SEA or Narrowband, respectively. Except as set forth on Schedule 2.13, each of the Company, SEA and Narrowband has taken commercially reasonable actions to ensure the confidentiality of all non-patented technical information developed by or belonging to the Company, SEA or Narrowband, respectively, that is material to its business. Except as disclosed in Schedule 2.13, none of the Company, SEA, Narrowband or any other Subsidiary, nor, to the best of the Company's and SEA's knowledge, any of the Company's or SEA's employees, has any agreements or arrangements with former employers of any past or present employees relating to any Intellectual Property of such employers, which interfere or conflict with the performance of such employee's duties for the Company or SEA or results in such employers having any rights in, or claims on, the Company's or SEA's Intellectual Property.

      2.14  Litigation and Compliance with Laws.

            (a) Except as set forth in Schedule 2.14, there is no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the best knowledge of the Company, threatened against the Company or key employee of the Company, which calls or has a possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or by any of the other agreements and transactions contemplated hereby; nor to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation should reasonably be anticipated to be instituted and have a material adverse effect on the Company or the business prospects of the Company.

            (b) Except as to subject matter more specifically addressed elsewhere in this Agreement and except as set forth in Schedule 2.14, the Company is, and at all times during its existence has been, in material compliance with all laws and governmental rules and regulations, domestic or foreign and all export control or similar laws or regulations, except where non-compliance therewith, in any individual instance or any series of related instances, would not have a material adverse effect on the Company. Except as set forth in Schedule 2.14, the Company is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, demand or assessment, that the Company or its assets are subject to or by which the Company is bound and which has been issued by any court or any federal, state, municipal or other governmental or self-regulatory agency, organization, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the business, affairs, properties or assets of the Company. Except as set forth in Schedule 2.14, the Company has not been charged or, to the best knowledge of the Company, threatened with, or under investigation with respect to, any material violation of material federal, foreign, state, municipal or other law or any administrative rule or regulation, domestic or foreign in any matter directly relating to or affecting the business, affairs, properties or assets of the Company.

      2.15  Permits; FCC Approvals; Customer and Supplier Relations.

            (a) Each of the Company, SEA and Narrowband, respectively, has all necessary franchises, permits, licenses, authorizations and other rights and privileges (including without limitation all FCC approvals) to own its property and to conduct its business as it is presently or proposed to be conducted, except for those the absence of which could not have a material adverse effect on the Company. SEA's line of land mobile radio products for the 220MHz narrowband spectrum has all necessary or appropriate approvals and endorsements from the FCC and all other governmental agencies with jurisdiction over such products, and, to the Company's best knowledge, only Uniden, E.F. Johnson and Securicore have received similar approvals and endorsements. No prior FCC consent is required in connection with the execution, delivery and performance of this Agreement (including, without limitation, the conversion of the Debentures). Each of the Company, SEA and Narrowband, respectively, believes that its major customers and its suppliers are good commercial working relationships, and, except as set forth on Schedule 2.15(a), no major customer has terminated such relationship and none of the Company, SEA or Narrowband has received any notice within the last two years from any major customers or suppliers of their intention to terminate, or otherwise modify such relationships in a manner which could have a material adverse effect on the Company.

            (b) Schedule 2.15(b) correctly sets forth all approvals, permits and licenses required to be issued by the FCC in connection with SEA's line of mobile radio products for the 220MHz narrowband spectrum (collectively, the "Company FCC Licenses") which are held by the Company, SEA and/or Narrowband and correctly sets forth the issuer and termination date of each Company FCC License.

            (c) Schedule 2.15(c) correctly sets forth each management agreement entered into by each of the Company, SEA and/or Narrowband relating to voice and data mobile radio systems operating on channel 220-222MHz narrowband spectrum (collectively, the "Management Agreements") and each letter of intent of the Company, SEA and/or Narrowband relating to the management of a 220MHz system and the construction of such system by a third party (collectively, "SMR Operator Letters"), and correctly sets forth the identity of the party that entered into such Management Agreement with SEA or Narrowband, as the case may be, and that entered into such SMR Operator Letter with Narrowband, and the material economic terms thereof. Each Management Agreement was executed in 1992, 1993 or 1994 and has a term of ten years which term may be extended in accordance with the terms thereof. Each Management Agreement entered into by either SEA or Narrowband is in substantially the form of Exhibit F hereto and each SMR Operator Letter entered into by Narrowband is in the form of Exhibit G hereto. None of the Company, SEA or Narrowband is in default in any material respect under any Management Agreement or SMR Operator Letter, and to the best knowledge of the Company, SEA and Narrowband, there is no state of facts which upon notice or lapse of time or both would constitute such a default.

            (d) To the best knowledge of each of the Company, SEA and Narrowband, each Company FCC License and each FCC license referred to in the Management Agreements (collectively with the Company FCC Licenses, the "FCC Licenses") was duly and validly issued by the issuer thereof pursuant to procedures which complied with all requirements of applicable law. The Company, SEA and/or Narrowband, as the case may be, is the licensee of the FCC Company Licenses, free and clear of all liens and encumbrances and is in compliance with the terms thereof in all material respects with no known conflict with the valid rights of others which could affect or impair materially in any manner the business, assets or condition, financial or otherwise, of the Company, SEA and/or Narrowband. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any FCC License or other right so as to adversely affect in any material respect the business or assets or condition, financial or otherwise, of the Company, SEA and/or Narrowband. To the extent necessary, the Company has timely filed all applications for renewal or extension of all FCC Licenses, and, except as otherwise indicated in Schedule 2.15(b), all such applications have been granted without conditions. Except as indicated on Schedule 2.15(b), and except for actions or proceedings affecting its industry generally, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, orders to show cause, complaint or proceeding is pending or, to the best knowledge of the Company, threatened before the FCC or any other forum or agency with respect to the Company, SEA or Narrowband or seeking to revoke, cancel, suspend or modify any of the FCC Licenses.
None of the Company, SEA or Narrowband knows of any fact (other than facts relating to pending or future FCC rule changes which are applicable to the 220MHz SMR industry generally) that is likely to result in the denial of an application for renewal, or the revocation, modification, nonrenewal or suspension of any of the FCC Licenses, or the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to any of the Company, SEA or Narrowband, which may materially adversely affect the rights under any of the FCC Licenses or which may have a materially adverse effect on any of the Company, SEA or Narrowband. The Company, SEA and/or Narrowband, as applicable, is in compliance with the terms of the FCC Licenses and all applicable filing and operating requirements related thereto and all other applicable regulations and policies of the FCC and the Communications Act of 1934, 47 U.S.C. [SECTION]151, et seq. (the "Communications Act") and any other governmental entity.

      2.16  Employee Benefit Programs.  Except as set forth on Schedule
2.16 hereto, neither the Company nor SEA maintains and has not in the past maintained any Employee Program (as defined herein). For purposes of this
Section 2.16, "Employee Program" means (a) all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or plans, deferred compensation plans, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (a) above. An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries). Neither the Company nor SEA has maintained any employee benefit plan to which more than one employer contributes pursuant to one or more collective bargaining agreements. Schedule 2.16 sets forth a list of every Pension Plan (as hereinafter defined) that has been maintained by the Company at any time during the twelve-month period ending on the Closing Date. Neither the Company nor SEA has incurred (a) any material accumulated funding deficiency within the meaning of ERISA, or (b) any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any Pension Plan established or maintained by it. Neither the Company nor SEA has had any tax assessed against it by the IRS for any alleged violation under Section 4975 of the Internal Revenue Code. Neither the Company nor SEA has any unfunded liability under a Pension Plan or a contingent liability for withdrawal from a multi-employer Pension Plan except as disclosed in the financial statements. "Pension Plan" shall mean an employee benefit plan or other plan maintained for the employees of the Company as described in Section 4021(a) of ERISA.

      2.17 Labor Laws. The Company and the Subsidiaries employ collectively approximately 100 individual employees. Each employee of the Company and SEA has, in connection with his/her employment, entered into an invention and non-disclosure agreement in the form of Exhibit H hereto. Narrowband has no employees. Neither the Company nor SEA is subject to any collective bargaining agreement or other labor agreement. Neither the Company nor SEA is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.17, upon termination of the employment of any of said employees, neither the Company nor SEA will by reason of anything done prior to the Closing be liable to any of said employees for so-called "severance pay." Each of the Company and SEA is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the best knowledge of the Company and SEA, threatened against or involving the Company, or SEA and no union has demanded or requested to represent or, to the best knowledge of the Company and SEA, is currently attempting to represent, any of the Company's or SEA's employees.

      2.18 Solvency. None of the Company, SEA or Narrowband has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally. After giving effect to the transactions provided for or contemplated herein, to the best knowledge of each of the Company, SEA and Narrowband: (a) it will be able to pay its debts as they come due in the usual course of business and will have adequate capital to conduct its business; and (b) its total assets will be greater than its total liabilities (total assets for this purpose being determined on the basis of the "fair saleable value" thereof). For purposes of this Section 2.18, the "fair saleable value" of assets means the gross amount (without deduction for costs of sale, taxes or other payments) of money that might be expected to be realized, as of the valuation date, from an interested purchaser in a not theoretical market aware of all relevant information and a seller, equally informed, who is interested in disposing of the entire operation as a going-concern, neither party being under a compulsion to act.

      2.19  Environmental Matters.

            (a) Except for individual instances or any series of related instances which would not have a material adverse effect on the assets, business or financial condition of the Company: (i) to the best knowledge of the Company, the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined in Section 2.19(b) below), nor has the Company contracted with any party for the generation, transportation, use, storage, treatment, disposal or management of any Hazardous Waste; (ii) to the best knowledge of the Company, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located or which contain or contained any asbestos or asbestos-containing material, any polychlorinated byphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation; (iii) to the best knowledge of the Company, the Company has never violated any Environmental Law (as defined in Section 2.19(b)(iii) below); and (iv) the Company, the operations of its businesses, and any real property owned, operated, leased, or used by the Company, and any facilities and operations of the Company thereon, to the best of the Company's knowledge, are presently in compliance in all material respects with all applicable Environmental Laws and any and all orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any orders or directives with respect to any clean-up or remediation of any release or threat of release of any Hazardous Material.

            (b) For purposes of this Section 2.19, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, asbestos, polychlorinated byphenyls, urea formaldehyde, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level existing as of the date hereof or previously enforced; and (iv) the "Company" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law including, but not limited to, lessees.

      2.20 Inventory. The Company's and each Subsidiary's inventory is of a quality and quantity which is salable in the ordinary course of conduct of its business and the Company maintains adequate reserves against the cost basis of its inventory based on the Company's historical and projected performance. None of the Company's or any Subsidiary's net inventory is obsolete or unsalable in a material amount.

      2.21 Product and Service Claims. Except as set forth on Schedule 2.21, other than warranty claims substantially consistent with the Company's past experience and which are not, in the aggregate, material to the Company, there are no pending or, to the best of the Company's knowledge, threatened product or service claims with respect to any products manufactured or services provided by the Company prior to the Closing Date nor are there any facts upon which a claim of such nature should reasonably be anticipated to be based. Except for on-going price renegotiation with customers in the ordinary course of business, no claim has been made against the Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products or services, and, to the best of the Company's knowledge, there are no facts upon which any such claim should reasonably be anticipated to be based.

      2.22 Backlog. As of September 30, 1995, the Company and the Subsidiaries had a backlog of firm orders for the sale of products as set forth in Schedule 2.22. All of the Company's and each Subsidiary's backlog represents and will, as of the Closing Date, represent orders for products with specifications that can be met in accordance with the terms of such orders and in the ordinary course of conduct of its business without undue delay or extraordinary expense.

      2.23 Information Supplied to Lenders. Neither this Agreement, nor the Schedules referenced herein, nor any certificate or statement furnished to the Lenders by or on behalf of the Company or any Subsidiary pursuant to the terms hereof, when taken together, contains any untrue statement of a material fact, and none of this Agreement, the Schedules or such other documents, omits to state a material fact necessary in order to make the statements contained therein not misleading, in light of the circumstances in which they were made. To the best of the Company's, SEA's and Narrowband's knowledge, respectively, there is no material fact directly relating to its business, operations or condition (other than facts which relate to general economic conditions) that materially adversely affects the same that has not been set forth in this Agreement or in the Schedules hereto.

      2.24 Broker's Fee. The Company agrees to indemnify the Lenders against any claims against the Lenders for brokerage fees or commissions payable to any broker or finder retained by or on behalf of the Company or the Subsidiaries in connection with the financing contemplated by this Agreement and to pay all expenses incurred by the Lenders in connection with the defense of any action brought to collect any brokerage fees or commissions by any such broker or finder.


SECTION 3.  CLOSING CONDITIONS OF LENDERS

      The Lenders' obligation to purchase and pay for the Debentures shall be subject to compliance by the Company with the following conditions:

      3.1 Opinion of Company Counsel. The Lenders shall have received from Perkins Coie, counsel for the Company, SEA and Narrowband, their favorable opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit D.

      3.2   Authorization.

            (a) Each of the Company, SEA and Narrowband shall have duly adopted resolutions in form reasonably satisfactory to the Lenders authorizing each of them to consummate the transactions contemplated hereby in accordance with the terms hereof, including, without limitation, the issuance of the Debentures, the issuance of the Preferred Shares upon conversion of the Debentures and, upon conversion of the Convertible Preferred Stock, the issuance of the Conversion Shares, and the Lenders shall have received duly executed certificate(s) of an authorized officer of each of the Company, SEA and Narrowband setting forth a copy of such resolutions and such other matters as may be requested by the Lenders.

            (b) The Company shall have amended its Articles of Organization to include the provisions set forth in Exhibit C (such Articles of Organization as so amended, the "Amended Charter") and except as so amended and restated, such Amended Charter shall not have been further amended or modified.

      3.3 Irrevocable Proxy. Each of David C. Thompson, Peter D. Brown, and David M. Brown shall have executed and delivered to the Lenders an irrevocable proxy in substantially the form attached hereto as Exhibit E (the "Irrevocable Proxy").

      3.4 Delivery of Documents. Concurrently with the Closing of the transactions contemplated hereby, the Company shall have executed and delivered to the Lenders (or shall have caused to be executed and delivered to the Lenders, by the appropriate Persons), the following:

            (a)   The Debentures;

            (b) Certified copies of resolutions of the Company, SEA and Narrowband authorizing the execution and delivery of this Agreement and the Debentures;

            (c) A copy of the Company's Amended Charter, certified as of a recent date by the Secretary of State of the Commonwealth of Massachusetts and a copy of the Company's by-laws certified by an officer of the Company, as amended;

            (d)   The Registration Rights Agreement; and

            (e) Such other supporting documents and certificates as the Lenders may reasonably request and as may be required pursuant to this Agreement.

      3.5 Use of Proceeds. All proceeds from the sale of the Debentures by the Company to the Lenders may be used for the production of 220MHz radio equipment and general working capital purposes.

      3.6 No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation applicable to the Company or the Subsidiaries, shall not be subject to any injunction, stay or restraining order and shall not require any filings, approvals or consents which shall not have previously been made or obtained. Without limiting the generality of the foregoing,
(a) the Company shall have timely and properly filed any required Report on Form 10-C and shall have publicly disclosed the consummation of the transactions contemplated hereby, and (b) the Lenders shall not be subject to any restrictions or limitations under Chapter 110F of the Massachusetts General Laws or any other similar statute.

      3.7 No Litigation. No litigation, suit, action, claim or investigation shall be pending, or threatened, which might impair or prevent the performance of the Company, SEA and Narrowband hereunder or the transactions contemplated herein.

      3.8 No Adverse Change. Between the date of the Base Balance Sheet and the Closing Date, there shall have been no material adverse change in the financial conditions, prospects, properties, assets, liabilities, business or operations of the Company, whether or not in the ordinary course of business.

      3.9 All Proceedings Satisfactory. All corporate and other proceedings taken by each of the Company, SEA and Narrowband prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and instruments related thereto, shall be reasonably satisfactory in form and substance to the Lenders, and the Lenders shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Debentures to the Lenders shall be made in conformity with all applicable state and federal securities laws.


SECTION 4.  FINANCIAL COVENANTS

      The Company (which term includes the Subsidiaries and shall be deemed to include, for purposes of this Section 4, any subsidiary or subsidiaries of the Company formed after the date of this Agreement) shall comply with the following covenants, from the date hereof and for so long as any of the Debentures remains outstanding.

      4.1 Indebtedness. The Company will not directly or indirectly, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability, except:

            (a)   Indebtedness under the Debentures and any other
Indebtedness owed by the Company to the Lenders;

            (b)   Indebtedness as described in Schedule 4.1(b);

            (c) Indebtedness with respect to trade obligations (including trade payables) and other normal accruals, including Taxes, assessments and other governmental charges, arising in the ordinary course of business and not yet due and payable, or which are being contested in good faith by appropriate proceedings, and then only to the extent the amount thereof has been set aside on the Company's books;

            (d) Indebtedness incurred for purchase money obligations and Capital Leases, so long as: (i) the pertinent assets are acquired for use in the ordinary course of the Company's business; and (ii) either the Indebtedness secured thereby does not exceed the fair market value of such assets or the purchase price thereof if such assets are acquired directly from the manufacturer or an authorized dealer thereof;

            (e) Indebtedness owed to a commercial bank on commercially reasonable terms and conditions and approved by a majority of the directors of the Company's Board of Directors; and

            (f) Indebtedness in respect of guarantees by the Company to a third party, to the extent that any such guarantee secures Indebtedness of the Company which is specifically permitted to be incurred or to remain outstanding under the provisions of this Section 4.1.

      4.2 Liens. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined below) of any nature whatsoever on any of its assets (including any leasehold interests in property used by the Company) or ownership interests now or hereafter owned, other than:

            (a) Liens securing the payment of taxes and other government charges, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside on its books adequate reserves to the extent required by generally accepted accounting principles and provided that, in any event, payment of any such tax, assessment, charge, levy or claim shall be made before any of the Company's property shall be seized and sold in satisfaction thereof;

            (b) Liens securing Indebtedness permitted under Sections 4.1(b) and 4.1(d) above;

            (c) Deposits under worker's compensation, unemployment insurance and social security laws;

            (d) Restrictions, easements, and minor irregularities in title which do not and will not materially interfere with the occupation, use and enjoyment of the properties of the Company in the normal course of business as presently conducted or materially impair the value of such assets for the purpose of such business;

            (e) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

            (f) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of indebtedness), leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

            (g) Judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

            (h) Liens against the fee interest in real property leased by the Company which are securing obligations of the owner of such property.

      4.3 Distributions or Redemptions. Except as otherwise expressly authorized or permitted by this Agreement, the Company will not: (i) make any distributions of cash, property or securities of the Company with respect to any of its capital stock; or (ii) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock; provided, however, that any Subsidiary may make distributions of cash, property or securities to the Company.


SECTION 5.  OPERATING AND REPORTING COVENANTS

      Without the prior written consent of the Lenders representing a majority in interest of the Debentures, the Redeemable Preferred Stock, or the Convertible Preferred Stock, as the case may be, the Company (which term shall include the Subsidiaries and shall be deemed to include, for purposes of this Section 6, any subsidiary or subsidiaries of the Company formed after the date of this Agreement) shall: (a) comply with the covenants set forth in Sections 5.1 through 5.19, for so long as any of the Debentures or any shares of Redeemable Preferred Stock remain outstanding; and (b) comply with the covenants set forth in Sections 5.10,
5.11 and 5.16 for so long as any shares of the Convertible Preferred Stock remain outstanding.

      5.1 Financial Statements; Minutes. The Company shall maintain a system of accounts from which financial statements prepared in accordance with generally accepted accounting principles consistently applied can be derived, keep full and complete financial records and furnish to each of the Lenders the following reports: (a) within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with statements of operations and cash flow of the Company for such year, audited by independent public accountants of recognized national standing reasonably satisfactory to the Lenders, prepared in accordance with generally accepted accounting principles consistently applied, and including in comparative form the corresponding figures for the prior fiscal period; (b) within 45 days after the end of each calendar quarter, an unaudited consolidated balance sheet of the Company as at the end of such quarter, and unaudited statements of operations and cash flow for the Company for such quarter and for the year to date, and including in comparative form the corresponding figures for the prior fiscal period; (c) commencing January 1, 1996, within 30 days after the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month and unaudited statements of operations for the Company for such month and for the year to date; (d) promptly after the same are available, copies of any proxy statements, financial statements and reports that the Company shall send or make available generally to any of its securityholders or file with the Security and Exchange Commission or other regulatory authority;
(e) as soon as reasonably practicable after any meetings of the Board of Directors of the Company, copies of the minutes of such meeting; (f) in connection with the annual and quarterly financial statements delivered pursuant to clauses (a) and (b) above, a certification from the Chief Financial Officer of the Company if there exists any default or Event of Default under this Agreement, or any set of facts or circumstances which, with the giving of notice and/or the passage of time, could constitute such a default or Event of Default and stating the relevant facts and the related consequences and what actions the Company proposes to remedy them; and (g) such other financial information as the Lenders may reasonably request. The Lenders or their authorized representatives shall have the right to meet with the Company's independent auditors not less than once each year to discuss the financial condition and results of operation of the Company, its financial controls and the accounting principles applied in the preparation of its financial statements.

      5.2 Budget and Strategic Plan. The Company shall prepare and submit to the Lenders a budget and strategic plan for the Company for each fiscal year of the Company at least 15 days prior to commencement of each fiscal year thereafter, commencing fiscal year 1996. The Company shall review the budget and strategic plan periodically with the Lenders and shall promptly advise the Lenders of all material changes therein and all material deviations therefrom.

      5.3 Conduct of Business. The Company will continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith. The Company will use its best efforts, in its reasonable business judgment, to keep in full force and effect its corporate existence and all intellectual property rights owned by it and useful in its business (except such rights as the Company has reasonably determined are not material to the Company's continuing operations).

      5.4 Payment of Taxes, Compliance with Laws, Etc. The Company shall pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established.

      5.5 Adverse Changes. To the extent not disclosed in the financial statements to be provided under Section 5.1, the Company will promptly advise the Lenders of any event which represents a material adverse change in the condition or business, financial or otherwise, of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, could result in such a material adverse change.

      5.6 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, against liability, errors and omissions, and the perils of casualty, fire, business interruption, and extended coverage in amounts of coverage substantially similar to those customarily maintained by companies in the same or similar business, and of similar size, as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business, and of similar size. The Company will maintain directors' and officers' liability insurance providing coverage of at least $2,000,000 per annum and subject to commercially reasonable deductions and exclusions, and shall not limit, amend, alter, modify or waive any director indemnification or exculpation provisions in its Articles of Organization or By-Laws or fail to renew the foregoing directors and officers' liability insurance, without providing the Lenders with at least 30 days prior written notice of such action; provided, however, in the event that the Lenders shall at any time have a Designated Director serving on the Board of Directors of the Company, the Company shall use its best efforts to increase its directors' and officers' liability insurance coverage to at least $5,000,000.

      5.7 Maintenance of Properties. The Company, in its reasonable discretion, will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted.

      5.8 Affiliated Transactions. Except as otherwise permitted under this Agreement, the Company will not engage in any transactions with, or make any payments or distributions (excluding management compensation permitted by Section 5.9) to or for the benefit of, any officer or key employee of the Company or persons or entities controlling, controlled by, under common control with or otherwise affiliated with the Company unless such transaction shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved by the independent directors of the Board of Directors after full disclosure of the terms thereof.

      5.9 Management Compensation. Compensation paid by the Company to its management and other employees will be: (i) both reasonably comparable to compensation paid to similarly-situated employees in companies in the same or similar businesses of similar size and maturity and with comparable financial performance and reasonable in relation to the Company's overall compensation structure; or (ii) reasonably consistent with the past practice of the Company.

      5.10  Board of Directors; Inspection.

            (a) At the request of the Lenders, the Company shall use its reasonable best efforts to cause one person designated by the Lenders to be nominated, elected and continued in office as a Director of Datamarine International, Inc. after the Closing Date and the Board of Directors of the Company shall, at that time, be expanded correspondingly. The Lenders' Director designee shall be entitled to reimbursement of all reasonable travel expenses incurred in connection with his/her attendance at all Board meetings and the Lenders' Director designee shall be entitled to receive the same board fees and other compensation, if any, paid to any outside Directors.

            (b) At the request of the Lenders, the Company shall cause one person designated by the Lenders to be, nominated, elected and continued in office as a Director of SEA after the Closing Date and the Board of Directors of SEA shall, at that time, be expanded correspondingly. The Lenders' Director designee shall be entitled to reimbursement of all reasonable travel expenses incurred in connection with his/her attendance at all Board meetings and the Lenders' Director designee shall be entitled to receive the same board fees and other compensation, if any, paid to any outside Directors.

            (c) At the request of the Lenders, the Company shall cause one person designated by the Lenders to be, nominated, elected and continued in office as a Director of Narrowband after the Closing Date and the Board of Directors of Narrowband shall, at that time, be expanded correspondingly. The Lenders' Director designee shall be entitled to reimbursement of all reasonable travel expenses incurred in connection with his/her attendance at all Board meetings and the Lenders' Director designee shall be entitled to receive the same board fees and other compensation, if any, paid to any outside Directors.

            (d) If at any time the Lenders do not have a designee serving on the Board of Directors ("Designated Director") of each of the Company, SEA and Narrowband, the Lenders shall be entitled to send a representative (the "Lender Representative") to attend all meetings of the Board of Directors of such companies not having a Designated Director serving on its Board of Directors, but such Lender Representative shall not be considered an elected member of the Board of Directors of any such company. Each of the Company, SEA and Narrowband will ensure that meetings of its Board of Directors are held at least once each calendar quarter and provide the Lender Representative with at least twenty (20) days prior written notice of all Board of Director meetings as well as copies of all materials provided to the Directors. The Company, SEA and Narrowband, as appropriate, will reimburse the Lender Representative for reasonable travel expenses, including the cost of air fare and any necessary meals and lodging, incurred in connection with attending such meetings or performing such other business on its behalf as may be approved by it in advance. The Company, SEA and Narrowband, as appropriate, will notify the Lenders in writing three (3) business days prior to the effectiveness of any action to be taken by written consent of directors or stockholders, except with respect to ministerial matters, and will provide reasonable opportunity for consultation with the Lenders with regard to the matters covered thereby during such three-day period prior to the effectiveness of such consents.

            (e) At such time, if any, that the Lenders shall have nominated a Designated Director to serve on the Board of Directors of any of the Company, SEA and/or Narrowband, the Company, SEA and/or Narrowband, as applicable, shall enter into an indemnification agreement with such Designated Director on terms and conditions comparable to indemnification agreements offered to directors of companies of similar size and maturity and with comparable financial performance.

            (f) The Company will, upon reasonable prior notice to the Company, permit authorized representatives of the Lenders to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with its agents, officers and independent accountants, all at such reasonable times and as often as may be reasonably requested, in all cases so as not to interfere with the Company's operations or personnel.

            (g) From and after the time that no Debenture and/or Convertible Preferred Stock is outstanding, the Lenders shall, at the request of the Company, cooperate to cause the resignation or removal of the Designated Director(s), if any, from the Board of Directors of each of the Company, SEA and/or Narrowband, as applicable.

      5.11 Issuance of Capital Stock, Convertible Securities, Options, Warrants or Rights. The Company covenants and agrees that it will not sell or issue any shares of capital stock or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for shares of capital stock, or options, warrants or rights carrying any rights to purchase shares of capital stock or convertible or exchangeable securities of the Company, other than pursuant to or as referenced in this Agreement (including with respect to stock option plans referenced in this Agreement), for more than 10% of the common equity in the Company or $3,000,000 in proceeds, whichever is less.

      The Lenders may, in their sole discretion, condition any waiver of the provisions of this Section 5.11 upon the Company offering each of the Lenders (on a pro rata basis with an overallotment option as to any amounts thereof not taken up by any other Lender) the right to participate in all or any portion of such proposed financing, on the most favorable terms and conditions proposed to be extended by the Company.

      5.12 Merger, Consolidation, Reorganization, Sale of Assets, Acquisition. Each of the Company, SEA and Narrowband will not without the prior written consent of the Lenders (which consent will not be unreasonably withheld): (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or any substantial portion of its assets, other than sales of inventory in the ordinary course of business, sales of obsolete assets and sales of other assets in any one fiscal year which have a book value of less than $150,000; (b) merge with or into or consolidate with another corporation, partnership or other entity (other than a wholly-owned subsidiary or in connection with an acquisition permitted under clause (c) below); or (c) acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of shares of capital stock or otherwise where the consideration of any individual acquisition exceeds $500,000 or the consideration for all such acquisitions in the aggregate exceeds $1,000,000 and subject to the other limitations contained herein.

      5.13 No Amendments to Charter Documents. The Company will not make any material amendment or modification to, or waiver of any of the terms of, the Company's Amended and Restated Articles of Organization, including any amendment, modification or waiver which would conflict with or impair any of the rights or privileges granted to the Lenders.

      5.14 Restrictions on Other Agreements. Other than as provided in or contemplated by Section 11 of this Agreement, the Company will not enter into any agreement with any party which by its express terms: (a) restricts the payments due the holders of the Debentures; or (b) otherwise conflicts with or impairs any of the express rights or privileges granted to the Lenders hereunder.

      5.15 Stay, Extension and Usury Laws. For so long as any of the Debentures remain outstanding, the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lenders, but will suffer and permit the execution of every such power as though no such law has been enacted.

      Notwithstanding anything herein or in the Debentures which may be to the contrary, in no event, contingency, or circumstances whatsoever shall the interest or any amount deemed to be interest payable by the Company hereunder with respect to the Debentures exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are finally determined to have been received by the Lenders, such excess shall be considered payments in respect of the principal of the Debentures, and, if the principal of the Debentures has been paid in full, shall be refunded to the Company. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the Debentures shall, to the extent permitted by law, be amortized, prorated, allocated, and spread throughout the entire term of the Debentures.

      5.16 Right of Participation in Financings. The Company and SEA each covenants and agrees that it will not sell or issue any shares of its capital stock, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for its capital stock, or options, warrants or rights carrying any rights to purchase its capital stock or convertible or exchangeable securities (other than pursuant to (a) bona fide registered public offerings which are generally available to any investors on non-negotiated terms, (b) stock or option grants to directors, officers, employees, consultants or agents of the Company pursuant to bona fide issuances under the Company's employee, director, consultant and agent stock purchase, stock option or other employee benefit plans, or (c) any transactions involving the acquisition by the Company of other corporations, businesses or products in which the holders of the Common Stock of the Company immediately prior to any such transaction shall continue to hold a majority of the outstanding Common Stock of the Company (after giving effect to the exercise of any options, warrants or other rights to acquire Common Stock or the conversion or exercise of any securities convertible into or exchangeable for Common Stock which are issued in such transaction) immediately after such transaction) unless a written offer is first submitted to the Lenders identifying the terms of the proposed sale, and offering to each of the Lenders the opportunity to purchase their proportionate share of such securities (subject to increase for overallotment if some Lenders do not fully exercise their rights) on terms and conditions, including price, not less favorable to the Lenders than those on which the Company or SEA proposes to sell such securities to a third party. Each Lender's "proportionate share" of such securities shall be based on the ratio which the shares of the Common Stock of the Company owned or obtainable by such Lender upon conversion of any Debentures or Convertible Preferred Shares owned by it bears to all the issued and outstanding shares of the Common Stock of the Company, calculated in each case on a fully-diluted basis to include shares of the Common Stock issuable upon the exercise of any stock options or warrants then outstanding and upon conversion or exchange of any convertible or exchangeable securities then outstanding. Any offer to the Lenders herewith shall remain open and irrevocable for a period of 30 days. Any securities so offered to the Lenders which are not purchased pursuant to such offer may be sold to a third party on terms and conditions, including price, not more favorable to the third party than those set forth in such offer at any time within 90 days following the date of such offer, but may not be sold to any other person or after such 90-day period without renewed compliance with this Section 5.16. In the event that subsequent to any offer to the Lenders hereunder, the Company or SEA proposes to amend the terms and conditions offered to any third parties during such 90-day period, it may do so provided that it first provides the Lenders with the opportunity to purchase their proportionate share of the offered securities on such amended terms and conditions on at least fifteen (15) business days written notice prior to the date on which the securities are to be offered on such amended terms and conditions to such third parties.

      5.17  [Intentionally Omitted]

      5.18  Dissolution of Data I.C., Inc.   The Company shall, on or
before January 1, 1996, take, or cause to be taken, all such actions necessary to effect the dissolution and liquidation of Data I.C., Inc. and shall not at any time after the Closing Date permit Data I.C., Inc. to have or hold any assets or to engage in any transaction except to the extent necessary to carry out the dissolution and liquidation of Data, I.C., Inc.

      5.19 Transactions with Foreign Subsidiaries. The Company will not engage in any transaction with, or transfer any assets, make any loans, advances, capital contributions, payments or distributions to, any Foreign Subsidiary.


SECTION 6.  CONVERSION

      At any time on or after the earliest to occur of (i) receipt of notice from the Company of its intention to prepay the Debentures in accordance with Section 1.2(f) hereof, (ii) a Liquidity Event, (iii) an Event of Default, or (iv) December ___, 1998, Lenders holding a majority in interest of the Debentures may, upon 30 days prior written notice to the Company, require that all of the Debentures be converted into 2,000 shares of Convertible Preferred Stock and 2,000 shares of Redeemable Preferred Stock. The Company and the Lenders agree that if for any reason any principal of the Debentures shall have been prepaid prior to conversion, such prepayment shall only reduce the amount of Redeemable Preferred Stock received upon conversion by one (1) share of Redeemable Preferred Stock for each $1,000 in principal amount of the Debentures that have been prepaid and shall not reduce the amount of Convertible Preferred Stock received upon such conversion.

      In connection with the conversion of Debentures under this Section 6, the Company shall pay to the Lenders, in cash, all accrued but unpaid Interest on the Debentures through the date of such conversion and each Lender shall surrender all of its Debentures, marked canceled, and acknowledged by the Lenders to be paid-in-full, to the Company at the Company's principal office in exchange for the shares of Convertible Preferred Stock and Redeemable Preferred Stock and interest payments described above. Upon delivery of the Debentures to the Company, marked canceled, the Lenders shall be deemed to be shareholders in the Company holding their respective shares of Convertible Preferred Stock and Redeemable Preferred Stock. The Company shall make such filings as are required and obtain all necessary consents and approvals necessary to consummate such conversion, including, if applicable, all necessary filings and approvals under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company shall take all other action that the Lenders may reasonably request to evidence and effectuate the Lenders becoming shareholders holding shares of Convertible Preferred Stock and Redeemable Preferred Stock in the Company. The Company will comply with all applicable state "blue sky" or securities laws in connection with the issuance and sale of the Debentures, any of the securities into which the Debentures may be converted and the other securities issued by the Company.


SECTION 7.  EVENTS OF DEFAULT; REMEDIES

      7.1   Events of Default.

      In each case of the happening of the following events while any of the Debentures are outstanding (each of which is herein sometimes referred to as an "Event of Default"):

            (a) if a default occurs in the payment of any premium, installment of the principal of, interest on, or other obligation with respect to, the Debentures, whether at the due date thereof or upon acceleration thereof, and, solely in the case of any such default in the payment of interest, charges, fees or expenses, such default continues for more than five (5) days after the due date thereof;

            (b) if any material representation or warranty made herein or in any agreement executed in connection with, or in any schedule, certificate, financial statement or other instrument furnished in connection with, this Agreement shall prove to have been false or misleading when made in any material respect;

            (c) if a default occurs in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the provisions of Sections 4, 5.8, 5.11,
5.12 or 5.19 of this Agreement and such default remains uncured for thirty
(30) days after the occurrence thereof, or for such longer period if the default cannot reasonably be cured within such 30-day period and the Company is diligently pursuing cure of the default, but in no event for a period greater than 90 days after written notice thereof has been delivered by the Lenders to the Company, provided, however, that if such default cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof;

            (d) if a default occurs in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to any of the provisions of this Agreement not referenced in subsections (a), (b) or (c) above and such default remains uncured for forty-five (45) days after written notice thereof has been delivered by the Lenders to the Company, or for such longer period if the default cannot reasonably be cured within such 45-day period and the Company is diligently pursuing cure of the default, but in no event for a period greater than 90 days after written notice thereof has been delivered by the Lenders to the Company, provided, however, that if such default cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof;

            (e)   if a default occurs with respect to any other
Indebtedness of the Company for borrowed money in an aggregate amount in excess of $100,000 and such default is not remedied or waived within thirty (30) days of the date thereof;

            (f) if the Company shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken for the purpose of effecting any of the foregoing;

            (g) there shall be filed against the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition");

            (h) if final judgment(s) from a court of competent jurisdiction for the payment of money in excess of an aggregate of $100,000 shall be rendered against the Company and the same shall remain unstayed or undischarged for a period of thirty (30) consecutive days, during which time execution shall not be effectively stayed; or

            (i) if there occurs any attachment of any property of the Company in an amount exceeding $100,000, which shall not be discharged or bonded within thirty (30) days of the date of such attachment; then, and upon each and every such Event of Default thereafter, and during the continuance of any Event of Default, at the election of the Lenders, the Debentures shall immediately become due and payable, both as to principal and interest, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Debentures to the contrary notwithstanding (except in the case of an Event of Default under subsections (f) or (g) of this Section, in which event such Debentures shall automatically become due and payable). In the event of an acceleration of the Debentures as a result of the filing of an Involuntary Petition as specified in subsection (g) of this Section, such acceleration shall be rescinded, and the Company's rights hereunder reinstated, if, within sixty (60) days following the filing of such Involuntary Petition, such Involuntary Petition shall have been dismissed or stayed, and there shall exist no other Event of Default under this Agreement.

      7.2 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing, the Lenders may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement or the Debentures, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Lenders hereby or the Debentures shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.


SECTION 8.  REPRESENTATIONS AND WARRANTIES OF THE LENDERS

      8.1 Representation of Lenders. In order to induce the Company and the Subsidiaries to enter into this Agreement, each Lender hereby severally represents and warrants to and agrees with the Company and each of the Subsidiaries with respect to such Lender's purchase of Debentures hereunder that as of the date hereof:

            (a) The execution of the Agreement has been duly authorized by all necessary action on the part of the Lender, and this Agreement has been duly executed and delivered, and constitutes a valid, legal and binding agreement of the Lender enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditor's rights or general principles of equity.

            (b) The Lender is acquiring the Debentures for its own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. The Lender has not been formed for the specific purpose of making the investment contemplated by this Agreement, the information concerning the state of residence of each Lender supplied to counsel for the Company is true and correct as of the date hereof and, the Lender is an "accredited investor" as defined under the Securities Act and the regulations promulgated thereunder.

            (c) The Lender understands that because the Debentures (and the securities into which they are convertible) have not been registered under the Securities Act, it cannot dispose of any or all of the Debentures (or the securities into which they are convertible) unless such Debentures (or such securities, as the case may be) are subsequently registered under the Securities Act or exemptions from such registration are available. The Lender acknowledges and understands that, except as provided in the Registration Rights Agreement, it has no independent right to require the Company to register the Debentures (or the securities into which they are convertible), that the Company has no intention to register the Debentures (or the securities into which they are convertible), and that the Company may not accomplish a public offering of the Debentures or the securities into which they are convertible.

            (d) The Lender is knowledgeable and experienced in the making of investments in private enterprises, is able to bear the economic risk of loss of its investment in the Company, has been granted the opportunity to investigate the affairs of the Company, and has availed itself of such opportunity either directly or through its authorized representative.

            (e) The Lender has been advised that the Debentures (and the securities into which they are convertible) have not been and are not being registered under the Securities Act or under the securities or "blue sky" laws of any jurisdiction and that the Company in issuing the Debentures is relying upon, among other things, the representations and warranties of each Lender contained in this Section 10 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

            (f) The Lender has had access to or been supplied with all material information regarding the Company, its financial condition and historical results of operations, and all questions concerning the Company have been answered to its satisfaction.


SECTION 9.  INTERCREDITOR MATTERS

      9.1 Subordination to Payment. Notwithstanding anything in this Agreement, in the Debentures or in any of the other documents and instruments executed and, or, delivered pursuant thereto or in connection therewith to the contrary, the Debentures shall be subordinate and junior in right of payment to the Senior Debt of the Company to the extent and in the manner set forth in this Section 9. Except as specifically provided for otherwise in this Section 9, payments on account of the Debentures may be made by the Company and such payments may be received and retained by the Lenders as and when due.

      9.2 Bankruptcy or Liquidation. Upon the event of: (a) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings with respect to the Company;
(b) any proceedings for voluntary liquidation, dissolution or other winding up of the Company (whether or not involving insolvency or bankruptcy proceedings); or (c) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or substantially all of the property, assets or business of the Company or the proceeds thereof to or for any creditor or creditors other than in the ordinary course of business (including without limitation any marshalling of assets), all Senior Debt shall be paid in full in cash (or other property acceptable to the holders of Senior Debt in their sole determination) before any payment or distribution, direct or indirect, whether in cash, securities, property or otherwise, shall thereafter be made on the Debentures; provided, however, that this provision shall not preclude the Lenders from (i) exercising their conversion rights under Section 6 hereof and receiving the Preferred Shares issuable upon such conversion, or (ii) exchanging the Debentures for other securities which are subordinated in right of payment to the Senior Debt on terms which are no more favorable to the Lenders than the terms of this Section 9.

      9.3 Payment Default on Senior Debt. Except as specifically provided otherwise in Section 9.8 hereof, during the continuance of any default (without regard to any applicable grace or cure periods) in the payment of any sums (principal, interest or otherwise) due and payable on any Senior Debt (whether as a result of a periodic payment, maturity, acceleration or a mandatory prepayment), no payment on the Debentures, direct or indirect, whether in cash, securities, property or otherwise, shall be made after written notice of the foregoing default is given to the Company and the Lenders, unless and until the default under such Senior Debt shall have been cured in full or arrangements for such cure, which are accepted in writing by the holder of such Senior Debt, shall have been made.

      9.4 Non-Payment Default on Senior Debt. Except as specifically provided otherwise in Section 9.8 hereof, upon the occurrence of a default on any Senior Debt (without regard to any applicable grace or cure periods), other than a default described in Section 9.2 or 9.3 above, no payment on Debentures, direct or indirect, whether in cash, property, securities or otherwise shall be made from the date that written notice of the foregoing default is given to the Company and the Lenders and for a period of 90 days thereafter, unless and until the default under such Senior Debt shall have been cured in full or arrangements for such cure, which are accepted in writing by the holder of such Senior Debt, shall have been made provided; however, that: (i) no more than two (2) payment blockage periods may be declared hereunder in any 365-day period; and (ii) no default may be cited as the basis for two (2) separate payment blockages in any 365-day period.

      9.5 Limitation on the Exercise of Certain Rights. The Lenders agree that, upon written notice to it from any holder of Senior Debt specifying such holder's name and address, they will not thereafter, without at least one day's prior written notice to the holder of such Senior Debt, make any request or demand for, accelerate or bring any action with respect to, the payment of the Debentures.

      9.6 Subrogation. Upon the payment in full of all Senior Debt, the Lenders shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company made on the Senior Debt until all of the obligations or the Debentures shall be paid in full. Except as may be otherwise ordered by a court with respect to the payments contemplated under Section 9.2 hereof, no payments or distributions to the holders of the Senior Debt of cash, property, securities or otherwise (including any amounts paid on account of the Debentures which are subsequently paid over to or held in trust for the benefit of the holders of any Senior Debt) shall, as between the Company, the Lenders and the Company's other creditors, be deemed to be a payment by the Company on account of the Debentures. The provisions of this
Section 9 are intended solely to define the relative rights of the Lenders, on the one hand, and the holders of Senior Debt, on the other hand, vis a vis the Company.

      9.7 Absolute Obligation. Nothing contained in this Section 9 is intended to or shall impair, as among the Company, its creditors other than holders of Senior Debt and the Lenders, the obligation of the Company, which is absolute and unconditional, to pay to the Lenders any and all sums outstanding under the Debentures as and when the same shall become due and payable in accordance with the terms thereof. Nor is anything contained in this Section 9 intended to: (a) affect the relative rights of the Lenders and creditors of the Company other than the holders of Senior Debt; or (b) prevent the Lenders from exercising all remedies otherwise permitted by applicable law upon default, subject to the limitations set forth in Section 9.5 hereof and to the rights under this
Section 9 of the holders of Senior Debt with respect to cash, property or securities of the Company received upon the exercise of any such remedy. The failure of the Company to make any payment on the Debentures by reason of any provision of this Section 9 shall not be construed as preventing the occurrence of an Event of Default under Section 7.

      9.8 Conversion. Nothing contained in this Section 9 shall be deemed to prohibit the rights of the Lenders to convert the Debentures pursuant to Section 6 hereof and to receive the Preferred Shares issuable upon such conversion.


SECTION 10.  INDEMNIFICATION

      (a) The Company shall, to the full extent permitted by law, and in addition to any such rights which any Indemnified Party (as defined herein) may have pursuant to statute, the Company's charter, the Company's by-laws, or otherwise, indemnify and hold harmless each Lender (including its respective directors, officers, partners, employees and agents, an "Indemnified Investor") and each person (a "Controlling Person" and collectively with Indemnified Investors, the "Indemnified Parties") who controls any of them within the meaning of Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, including any investigation, legal and other expenses incurred in connection with the investigation, defense, settlement or appeal of, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted ("Losses" or "Loss"), to which they, or any of them, may become subject solely by reason of their status as, and not directly or indirectly by reason of their actions as, a securityholder or controlling person of the Company, (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities from the Company, other than the Debentures, the Redeemable Preferred Stock, the Convertible Preferred Stock and the Conversion Shares (collectively, the "Lender Securities"), or to any fiduciary obligation owed by the Company with respect to securities of the Company (other than the Lender Securities); provided, however, that the Company will not be liable to the extent that such Loss arises from and is based on an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof. The indemnification and contribution provided for in this Section 10 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or Controlling Person of the Indemnified Parties.

      (b) If the indemnification provided for in Section 10(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Lenders, or
(ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Lenders in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with the registration of the Company's securities, the relative benefits received by the Company and the Lenders shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Lenders, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Lenders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Lenders and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      The Company and the Lenders agree that it would not be just and equitable if contribution pursuant to this Section 10(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall any Lender be required to contribute any amount under this Section 10(b) in excess of the lesser of
(i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Lender or (ii) the proceeds received by such Lender from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

      (c) Any Indemnified Party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any claim or action against such party in respect of which a claim is to be made against the Company under this Section 10, notify the Company of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify the Company will not relieve the Company from any liability that the Company may have to any Indemnified Party under the foregoing provisions of this Section 10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Company or is materially prejudicial to the Company's ability to defend such claim or action. The Company shall have the right to participate in, and, to the extent the Company so desires, to assume the defense of any such claim or action with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Company, if in the reasonable opinion of the Company, representation of such Indemnified Party by the counsel retained by the Company would be inappropriate due to the actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. If the Indemnified Party retains its own counsel in accordance with the foregoing sentence, all fees, disbursements and other charges incurred in the investigation, defense and/or settlement of such action shall be advanced and reimbursed by the Company promptly as they are incurred; provided, however, that the Indemnified Party shall agree to repay any expenses so advanced hereunder if it is ultimately determined by a court of competent jurisdiction that the Indemnified Party to whom such expenses are advanced is not entitled to be indemnified as a matter of law. The Company shall not settle any action or claim for which indemnification is sought under this Section 10 without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Company shall not be liable for any amounts paid in any settlement of any proceeding effected without its consent, which consent shall not be unreasonably withheld.


SECTION 11.  DEFINITIONS

      Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

"Base Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company dated July 1, 1995 which was filed with the SEC as a part of the Company's Quarterly Report on 10-Q for its fiscal quarter then-ended.

"Capital Lease" means any lease of property (real, personal or mixed) which in accordance with generally accepted accounting principles consistently applied, would be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder should be disclosed in a note to such balance sheet as if so capitalized.

"FCC" means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

"Foreign Subsidiaries" shall mean Nautical Realty ApS, a Danish corporation, and Datamarine International Australia PTY, Limited, a corporation organized under the laws of New South Wales.

"Indebtedness" means with respect to any Person, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (C) for any letter of credit or performance bond in favor of such Person, (D) for the payment of money relating to a capitalized lease obligation, or (E) any liability, contingent or otherwise, of such Person to any other Person for any purchase price associated with any acquisition of assets, business or otherwise (including any deferred purchase price, assumption of Indebtedness, noncompetition payments or other forms of consideration);
(ii) any liability of others of the kind described in the preceding clause
(i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iv) all other items (except items of capital stock, capital or paid-in surplus or of retaining earnings) which in accordance with generally accepted accounting principles, would be included as a liability on the balance sheet of such Person on the date of determination; and (v) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv).

"Lien" means any interest in, or claim against, property relating to an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to any security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, any rights of first refusal, charges, claims, liabilities, limitations, conditions, restrictions or other adverse claims; provided, however, that "Lien" shall not include the interest retained by the lessor under a lease which is not a Capital Lease. For the purposes of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person or entity for security purposes and such retention or vesting shall be deemed to be a Lien.

"Person" means any individual, corporation, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Lenders, as amended, supplemented or modified from time to time.

"Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

"Senior Debt" means the aggregate principal amount of any indebtedness for money borrowed in accordance with the provisions of Section 4.1(b) and
Section 4.1(e) hereof from a bank, insurance company or other financial institution unaffiliated with the Company.

"Subsidiary" of any Person means (a) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at a time, directly or indirectly owned by such Person, by one or more subsidiaries of such Person or by such Person in one or more subsidiaries of such Person, or (b) any other Person (other than a corporation) in which such Person, a subsidiary of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, individually or with another Person, at the date of determination thereof, has (i) at least a majority ownership interest, or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

"Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, windfall profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, excise, occupation, sales, use, transfer, value added, alternative minimum, environmental, customs, duties, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      The following terms shall have the meanings assigned to them in the provisions of this Agreement referred to below:

Amended Charter - Section 3.2(b)
Closing - Section 1.3
Closing Date - Section 1.3
Common Stock - Section 2.4
Communications Act - Section 2.15
Company - preamble
Company FCC Licenses - Section 2.15(b)
Conversion Shares - Section 2.2
Convertible Preferred Stock - Section 1.2(d)
Debentures - Section 1.1
Designated Director - Section 5.10(d)
Employee Program - Section 2.16
Environmental Law - Section 2.19(b)
ERISA - Section 2.16
Event of Default - Section 7.1
FCC Licenses - Section 2.15(d)
GAAP - Section 2.7
Hazardous Material - Section 2.19(b)
Hazardous Waste - Section 2.19(b)
Intellectual Property - Section 2.12
Interest - Section 1.2(a)
Involuntary Petition - Section 7.1(g)
IRS - Section 2.11
Lender Representative - Section 5.10(c)
Lender Securities - Section 10(a)
Lenders - preamble
Liquidity Event - Section 1.2(f)
Management Agreements - Section 2.15(c)
Material Agreements - Section 2.12
Maturity Date - Section 1.1
Option Plan - Section 2.4
PCBs - Section 2.19(a)
Pension Plan - Section 2.16
Preferred Shares - Section 2.2
Preferred Stock Terms - Section 2.4
Purchase Price - Section 1.1
Redeemable Preferred Stock - Section 1.2(d)
SEC - Section 2.6
SMR Operator Letter - Section 2.15(c)


SECTION 12.  GENERAL

      12.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and any Lender and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, or requests or demands made pursuant to, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument or instruments signed by a majority in interest of the Lenders and the Company. Any amendment or waiver effected in accordance with this
Section 12.1 shall be binding upon each holder of any Debentures purchased under this Agreement at the time outstanding (including securities into which such Debentures have been converted), each future holder of all such securities and the Company.

      12.2 Survival of Covenants; Assignability of Rights. All covenants, agreements, representations and warranties of the Company made herein and to be performed prior to or at the Closing and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Lender pursuant to the terms of this Agreement shall be presumed to have been material and to have been relied upon by such Lender, and, except as otherwise provided in this Agreement, shall survive the delivery of the Debentures and shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Lenders' successors and assigns and to transferees of the Debentures or any securities received upon conversion thereof, whether so expressed or not. Notwithstanding the foregoing or anything to the contrary contained in this Agreement: (a) the Lenders may not transfer or assign their rights hereunder unless (i) the Lenders have provided to the Company at least five (5) days prior written notice of such transfer or assignment, and
(ii) the successor or assignee, as a condition to such transfer or assignment, agrees in writing with the Company and the Subsidiaries to be bound by all of the provisions hereof; (b) all representations and warranties of the Company or the Subsidiaries contained or referenced in
Section 2 hereof shall survive only for a period of two (2) years from the date of this Agreement, and any claim based upon any misrepresentations or breach of warranty by the Company or the Subsidiaries under Section 2 must be made within such period.

      12.3 Governing Law; Jurisdiction; Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS. The Company and each Subsidiary hereby agree that the state and federal court of The Commonwealth of Massachusetts shall have non-exclusive jurisdiction to hear and determine any claims or disputes between the Lenders and the Company and the Subsidiaries pertaining directly or indirectly to this Agreement and all documents, instruments and agreements executed pursuant hereto, or to any matter arising therefrom (unless otherwise expressly provided for therein). To the extent permitted by law, the Company and each of the Subsidiaries hereby expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced by the Lenders in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to the Company and to each of the Subsidiaries at the address to which notices are to be sent pursuant to this Agreement. The Company and each of the Subsidiaries waive any claim that Boston, Massachusetts is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this section 12.3 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

      12.4 Section Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

      12.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      12.6 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered in hand, by facsimile transmission with receipt acknowledged or by express delivery providing receipt of delivery, to the following addresses and numbers:

if to the Company, SEA or Narrowband:

         c/o SEA Inc. of Delaware
         7030 220th Street
         Mountlake Terrace, WA 98043
         Attn:  President
         Tel:  (206) 771-2182
         Fax:  (206) 771-2650

         with a copy to:

         Perkins Coie
         1201 Third Avenue, 40th Floor
         Seattle, WA 98101-3099
         Attn:  Stewart M. Landefeld, Esq.
         Tel:  (206) 583-8888
         Fax:  (206) 583-8500

or at such other address designated by the Company, SEA or Narrowband, as the case may be, to the Lenders in writing; if to a Lender, at its mailing address and facsimile number, if applicable, as shown on Exhibit A hereto, or at any other address or facsimile number designated by such Lender to the Company and the other Lenders in writing; and if to an assignee of a Lender, at its address or facsimile number as designated to the Company and the other Lenders in writing.

      12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      12.8 Expenses. The Company shall pay the reasonable legal fees and disbursements for professional services of Goodwin, Procter & Hoar, special counsel to the Lenders, incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

      12.9 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein and executed in connection herewith or therewith, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[END OF TEXT]



      IN WITNESS WHEREOF, the undersigned have executed this Debenture Purchase Agreement as of the day and year first above written.

      DATAMARINE INTERNATIONAL, INC.


      By:
      Name:
      Title:


      SEA INC. OF DELAWARE


      By:
      Name:
      Title:


      NARROWBAND NETWORK SYSTEMS, INC.


      By:
      Name:
      Title:


      LENDERS:


      ALTA SUBORDINATED DEBT PARTNERS III, L.P.

      By:   Alta Subordinated Debt Management III, L.P., its General Partner

      By:
            Robert F. Benbow
            General Partner

EXHIBIT A


List of Lenders

                                                     Aggregate Amount
      Name                                           of Debentures Purchased
      ----------------------------------------------------------------------

      Alta Subordinated Debt Partners III, L.P.      $2,000,000


THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE "ACT") OR ANY APPLICABLE STATE LAW, AND MAY NOT BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (a) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (b) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THIS SECURITY IS SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT DATED AS OF DECEMBER 19, 1995 BETWEEN SILICON VALLEY BANK AND ALTA SUBORDINATED DEBT PARTNERS III, L.P.


CONVERTIBLE DEBENTURE
DUE DECEMBER 19, 2000

$2,000,000   December 19, 1995
Boston, Massachusetts

      FOR VALUE RECEIVED, DATAMARINE INTERNATIONAL, INC., a Massachusetts corporation, SEA INC. OF DELAWARE, a Delaware corporation, and NARROWBAND NETWORK SYSTEMS, INC., a Washington corporation, (collectively, the "Maker"), jointly and severally promise to pay to ALTA SUBORDINATED DEBT PARTNERS III, L.P. (hereinafter called the "Payee"), or to its order, at its address c/o Burr, Egan, Deleage & Co., One Embarcadero Center, Suite 4050, San Francisco, CA 94111, the principal sum of Two Million Dollars ($2,000,000), together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire principal amount due hereunder is paid in full at the rates provided in that certain Debenture Purchase Agreement of even date herewith by and between the Payee, certain other entities and the Maker (the "Agreement"). Principal shall be paid, and interest shall accrue and be paid, as provided in the Agreement.

      This Convertible Debenture due December 19, 2000 ("Debenture") is one of the Debentures (as defined in the Agreement) referred to in and issued pursuant to the Agreement, and is entitled to the benefits of, and subject to, the terms and provisions of the Agreement, including, without limitation, the terms and provisions relating to payment and conversion of the Debentures. The outstanding principal amount of this Debenture shall be paid in full as provided in the Agreement and may only be prepaid in accordance with the provisions of the Agreement.

      Upon the occurrence of an Event of Default as defined in the Agreement, the Lenders (as such parties are defined in the Agreement) may declare the entire unpaid principal balance hereunder and any accrued and unpaid interest thereon immediately due and payable without notice, demand, presentment or protest (except as and to the extent required under the Agreement) and may exercise any of their rights under the Agreement. In the event that the Payee or any subsequent holder of this Debenture shall exercise or endeavor to exercise any of its remedies hereunder or under the Agreement, the Maker shall pay on demand all reasonable costs and expenses incurred in connection therewith including, without limitation, reasonable attorneys' fees, and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

      Except as otherwise specifically provided in the Agreement, the Maker, to the extent permitted by applicable law, waives presentment for payment, protest and demand, and notice of protest, demand and/or dishonor and nonpayment of this Debenture, notice of any Event of Default under the Agreement by Maker, and all other notices or demands otherwise required by law that the Maker may lawfully waive. No unilateral consent or waiver by the Payee with respect to any action or failure to act which, without consent, would constitute a breach by Maker of any provision of this Debenture or the Agreement shall be valid and binding unless in writing and signed by a majority in interest of the Lenders as provided in accordance with Section 12.1 of the Agreement.

      Upon receipt of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon delivery of indemnity satisfactory to the Maker, or in case of such mutilation, upon surrender and cancellation of this Debenture, the Maker will issue a new debenture, of like tenor, in lieu, and dated the date, of such lost, stolen, destroyed or mutilated Debenture.

      The rights and obligations of the Maker and all provisions hereof shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

      All agreements between the Maker and the Payee are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest than the highest permissible rate under applicable law in effect as of the date hereof, then this Debenture shall be governed by such new law as of its effective date. If, from any circumstance whatsoever, fulfillment of any provision hereof or the Agreement at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Payee should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and if the principal amount of this Debenture has been paid in full, shall be refunded to the Maker. This provision shall control every other provision of all agreements between the Maker and the Payee.

      IN WITNESS WHEREOF, the Maker has caused this Debenture to be executed by its duly authorized representative as of the day and year first above written.

WITNESS:   DATAMARINE INTERNATIONAL, INC.

           By:
           Name:
           Title:

WITNESS:   SEA INC. OF DELAWARE

           By:
           Name:
           Title:

WITNESS:   NARROWBAND NETWORK SYSTEMS, INC.

           By:
           Name:
           Title:


EXHIBIT C

                    TERMS FOR CONVERTIBLE PREFERRED STOCK
                       AND REDEEMABLE PREFERRED STOCK

      A. Convertible Preferred Stock. This series of preferred stock par value $1.00 per share ("Preferred Stock") of Datamarine International, Inc. (the "Corporation") shall be comprised of 2,000 shares designated as "Redeemable Convertible Participating Preferred Stock" (hereinafter referred to as "Convertible Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Convertible Preferred Stock are as follows:

      1. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends are paid with respect to this Corporation's common stock, par value $.01 per share (the "Common Stock") (treating each share of Convertible Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Convertible Preferred Stock could be converted pursuant to the provisions of Section
A.5 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

      2. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to share in any distribution of any of the assets, capital, surplus or earnings of the Corporation ratably with the holders of the Common Stock of the Corporation (after the payment in full of the liquidation preference on the Redeemable Preferred Stock), based upon the amount which such Convertible Preferred Stock would have been entitled to receive in connection with such liquidation, dissolution or winding up if such share had been converted into Common Stock at the Conversion Price (as defined in Section A.5 below) in effect on such date, together with an amount equal to all declared but unpaid dividends on the Convertible Preferred Stock as provided in Section A.1 above, if any.

      3.   Redemption.

            (a) At the election of the Corporation, subject to the holders' of Convertible Preferred Stock rights of conversion pursuant to the terms of Section 5 hereof, the Corporation may redeem all, but not less than all, of the shares of Convertible Preferred Stock then outstanding on or after December 31, 2000, so long as the Redeemable Preferred Stock shall have been redeemed in full on or prior to such date. If the Corporation elects to redeem the Convertible Preferred Stock, it shall give written notice of such election at least 60 days prior to the date of redemption, together with the date of redemption, and, if the Corporation's Common Stock is not then publicly held, the Corporation's estimate of the Fair Market Value of the Convertible Preferred Stock, to the holders of the Convertible Preferred Stock and all shares of Convertible Preferred Stock will be redeemed on the date specified for redemption in the Company's notice (the "Redemption Date") for a per share cash purchase price equal to the Fair Market Value (as determined in Section A.3(d) below) of the Convertible Preferred Stock plus any accumulated and unpaid dividends (the "Redemption Price"). On or after the Redemption Date, each holder of shares of Convertible Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

            (b) Rights. From and after the Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Redemption Price, all rights of the holders with respect to such redeemed shares of Convertible Preferred Stock (except the right to receive the Redemption Price in accordance with the terms hereof upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

            (c) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Convertible Preferred Stock are not redeemed because the Corporation failed to pay or tender to pay the aggregate Redemption Price on all outstanding shares of Convertible Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the unpaid portion of the Redemption Price for the unredeemed portion at a per annum rate equal to twenty percent (20%) or the maximum rate of interest permitted under applicable law, whichever is less.

            (d) Fair Market Value Determination. If the Corporation's Common Stock is publicly traded at the Redemption Date, the Fair Market Value of each share of Convertible Preferred Stock shall equal the product of the number of shares of Common Stock into which each share of the Convertible Preferred Stock may then be converted multiplied by the average closing price for the Corporation's Common Stock for the thirty
(30) trading days immediately preceding the Redemption Date. If the Corporation's Common Stock is not publicly traded on the Redemption Date, the Fair Market Value shall be determined in accordance with the following provisions. If the holders of a majority in interest of the Convertible Preferred Stock do not object in writing to the Corporation's estimate of the Fair Market Value of the Convertible Preferred Stock within fifteen
(15) days after receipt of the Corporation's written notice of redemption, such estimate shall be the Fair Market Value for purposes of determining the Redemption Price of the Convertible Preferred Stock. If the holders of a majority in interest of the Convertible Preferred Stock do timely object to the Corporation's estimate of Fair Market Value, the Corporation and such holders shall seek for a ten (10) day period thereafter to negotiate the Fair Market Value in good faith. If the Corporation and the holders of a majority in interest of the Convertible Preferred Stock are unable to agree upon such Fair Market Value by the end of such period, each of the Corporation and the holders (acting by a majority in interest) shall, within ten (10) days thereafter, select an unaffiliated investment banking firm of nationally recognized standing in the telecommunications equipment industry to appraise the Fair Market Value of the Convertible Preferred Stock. Each such firm will deliver its appraisal of the Fair Market Value within fifteen (15) days thereafter, and if the lower appraisal is at least 90% of the higher appraisal, the arithmetic mean of the two shall be the Fair Market Value. If the two appraisals vary by more than 10%, the two firms shall promptly select a third investment banking firm of nationally recognized standing in the telecommunications equipment industry. Such third firm shall, within ten (10) days thereafter, deliver its appraisal of the Fair Market Value of the Convertible Preferred Stock, the two appraisals which are closest together in value shall be averaged and such amount shall be the Fair Market Value for purposes of determining the Redemption Price. The Fair Market Value of the Convertible Preferred Stock shall be determined: (i) without regard to the illiquid nature of such stock or for any discount attributable to the minority interest represented by such stock; (ii) with the Corporation valued as a going concern (including all net working capital); and (iii) on the basis of what a willing buyer would pay to a seller under no compunction to sell. All costs of the appraisals hereunder shall be borne by the Corporation.

      4. Voting. Except as otherwise provided herein or as required by law, the shares of the Convertible Preferred Stock shall be voted together with the Corporation's Common Stock as a single voting group at any annual or special meeting of the stockholders of the Corporation, or may act by written consent as a single voting group with the Corporation's Common Stock, and shall otherwise have the same voting rights of the Common Stock. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

      5. Conversion Rights. The holders of Convertible Preferred Stock shall have conversion rights as follows:

            (a) Conversion at Holder's Election. Each share of Convertible Preferred Stock shall be converted promptly upon the written election to so convert by holders of a majority in interest of the Convertible Preferred Stock into shares of Common Stock, initially at a conversion price equal to $9.00 per share of Common Stock, which price shall be adjusted as hereinafter provided (and, as so adjusted, is hereinafter sometimes referred to as the "Conversion Price"), with each share of Convertible Preferred Stock being valued for such purpose at $737.85.

            (b) Conversion at the Company's Election. At any time on or after December 19, 2000, the Company may, in its sole discretion, elect to convert each share of Convertible Preferred Stock into shares of Common Stock, at the Conversion Price, with each share of Convertible Preferred Stock being valued for such purpose at $737.85, by providing written notice of the Company's election to each holder of Convertible Preferred Stock specifying a date not earlier than sixty (60) days from the mailing date of such notice as the date for surrender of certificates of Convertible Preferred Stock in connection with such conversion (the "Initial Surrender Date") and provided that the Company shall redeem all outstanding shares of Redeemable Preferred Stock (defined below) at or prior to the Initial Surrender Date.

            (c) Dividends. If Convertible Preferred Stock is converted pursuant to Section A.5(a) or Section A.5(b) and at such time there are declared and unpaid dividends or other amounts due on such shares, such dividends shall be paid in full by the Corporation in connection with such conversion.

            (d) Conversion Procedures. Any holder of Convertible Preferred Stock whose shares are converted into shares of Common Stock shall promptly, in the case of conversion pursuant to Section A.5(a), or at or within five (5) days after the Initial Surrender Date, in the case of conversion pursuant to Section A.5(b), surrender the certificate or certificates representing the Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, accompanied, in the case of a voluntary conversion pursuant to Section A.5(a), by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Convertible Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued, and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, the Corporation shall issue and send by hand delivery, by courier or by overnight courier to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion.

            (e) Effective Date of Conversion. The issuance by the Corporation of shares of Common Stock upon a conversion of Convertible Preferred Stock into shares of Common Stock pursuant to Section A.5(a) or Section A.5(b) hereof shall be effective as of the date of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto); provided, however, that in the event of conversion pursuant to Section A.5(b), any shares of Convertible Preferred Stock in respect of which certificates have not been surrendered in accordance with Section A.5(d) by the Corporation's close of business on the fifth day after the Initial Surrender Date (such day, the "Final Surrender Date") shall be automatically converted into shares of Common Stock in accordance with Section A.5(b), without any further action on the part of the holder of such shares, effective as of the Final Surrender Date. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

            (f) Fractional Shares. The Corporation shall not be obligated to deliver to holders of Convertible Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Convertible Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

            (g) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Convertible Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, excluding permits or authorizations relating to registration under Federal or state securities laws, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Convertible Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Convertible Preferred Stock then outstanding and convertible into shares of Common Stock.

            (h) Adjustments to Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment from and after December 19, 1995 and through the effective date of the conversion of all of the then outstanding Convertible Preferred Stock and regardless of whether any shares of Convertible Preferred Stock are then issued and outstanding as follows:

                 (I) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section A.5(g)(I) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                 (II) Sale of Common Stock. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding any shares of Common Stock issued (i) to employees or officers of the Corporation under the Corporation's Datamarine Employee Investment Plan (401(k) Plan) and/or the 1980 Employee Stock Purchase Plan, each as in effect as of November 1, 1995 or (ii) to officers, directors, employees, consultants, advisors or agents of the Corporation upon the exercise of Excluded Options (as defined in Section 5(g)(III) below)), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

      (A) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the convertible debentures due December 19, 2000 issued by this Corporation (the "Convertible Debentures") pursuant to that certain Debenture Purchase Agreement dated as of December 19, 1995 among the Company and the parties named on the signature pages and Exhibit A thereto (the "Debenture Purchase Agreement.)), plus (ii) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

      (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the Convertible Debentures)), plus (ii) the number of such additional shares of Common Stock so issued.

                 (III) Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any options or warrants for shares of Common Stock granted to officers, directors, employees, consultants, advisors or agents of the Corporation pursuant to either (a) the Corporation's 1991 Stock Option Plan at an exercise price equal to at least 80% of the then current fair market value of the Common Stock, or (b) the Corporation's 1992 Stock Option Plan for Non-Employee Directors at exercise prices equal to the then current fair market value of the Common Stock (the "Excluded Options")), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

      (A) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible securities (including the Convertible Debentures)), plus (ii) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible or exchangeable securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise, conversion or exchange thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

      (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the Convertible Debentures)), plus (ii) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged.

                 (IV) Expiration or Change in Price. If the consideration per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants rights or convertible or exchangeable securities provided for such changed consideration per share (determined as provided in Section A.5(g)(III) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, warrants, rights or convertible or exchangeable securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.5 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if an adjustment shall previously have been made upon the issuance of such options, warrants, rights or convertible or exchangeable securities. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the options, warrants, rights or convertible or exchangeable securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or cancelled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or cancelled warrants, options, rights or convertible securities not been issued.

      (i) Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a non-cash dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period.

      If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.5), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

      (j) Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.5) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which such holders would have been entitled upon such capital reorganization, merger, consolidation or sale had such holders converted their shares of Convertible Preferred Stock into Common Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.5 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

      (k) Notices. In each case of an adjustment or readjustment of the Conversion Price, the Corporation will furnish each holder of Convertible Preferred Stock or any Convertible Debentures with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based; provided, however, that the Corporation shall be entitled to deliver any such notices to the representative of the holders as set forth in Section 12.6 of the Debenture Purchase Agreement.

      6. Restrictions and Limitations. So long as the Convertible Preferred Stock remains outstanding, the Corporation shall not without the affirmative vote or written consent of the holders of a majority in interest of the then outstanding shares of the Convertible Preferred Stock (adjusted appropriately for stock splits, stock dividends and the like):

      (i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of stock other than redemption of the Redeemable Preferred Stock in accordance with the terms thereof or pursuant to Section A.2 or Section
A.3 hereof; provided, however, that this restriction shall not apply to the repurchase or redemption of shares of Common Stock issued pursuant to stock repurchase or similar agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law, provided that (unless the purchase is approved by unanimous vote of the Board of Directors of the Corporation) the repurchase price paid by the Corporation does not exceed the purchase price paid to the Corporation for such shares;

      (ii) Authorize or issue, or obligate itself to issue, any other equity security senior to the Convertible Preferred Stock as to liquidation preferences, redemptions, or dividend rights or with any special voting rights (other than the Redeemable Preferred Stock);

      (iii) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock;

      (iv) Pay any dividends on any of its capital stock or otherwise make any payments to any holders of its Common Stock, except as otherwise expressly permitted in the Debenture Purchase Agreement;

      (v) Authorize any merger or consolidation of the Corporation or SEA, Inc. with or into any other corporation, partnership or entity (other than a wholly-owned subsidiary of the Corporation or in connection with an acquisition which is permitted under the terms of a certain Debenture Purchase Agreement dated December 19, 1995 by and among the holders of the Corporation's Convertible Debentures issued thereunder and the Corporation (the "Debenture Purchase Agreement"), authorize or permit the liquidation, dissolution or winding up of the Corporation, SEA, Inc. of Delaware or Narrowband Network Systems, Inc. or authorize or permit the sale of all or any substantial portion of the capital stock or assets of the Corporation, SEA, Inc. of Delaware or Narrowband Network Systems, Inc. (except as permitted pursuant to Sections 5.11 and 5.12 of the Debenture Purchase Agreement); or

      (vi) Amend the Amended and Restated Articles of Incorporation or By-Laws of the Corporation in a manner which, or take any other action or enter into any other agreements which, could prohibit or conflict with the Corporation's obligations hereunder with respect to the holders of the Convertible Preferred Stock.

      7. No Reissuance of Convertible Preferred Stock. No share or shares of the Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Convertible Preferred Stock accordingly.

      8. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to the representative of the holders of Convertible Preferred Stock as set forth in Section 12.6 of the Debenture Purchase Agreement at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

      B. Redeemable Preferred Stock. This series of Preferred Stock of the Corporation shall be comprised of 2,000 shares designated as "Redeemable Preferred Stock" (hereinafter referred to as "Redeemable Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Redeemable Preferred Stock are as follows:

      1. Dividends. The holders of the Redeemable Preferred Stock shall be entitled to receive, and the Corporation shall be bound to pay on the earlier of the RPF Redemption Date or the Optional Redemption Date (unless sooner paid at the election of the Company), cumulative dividends in an amount per share determined by (i) accruing dividends for each calendar year or portion thereof that any shares of the Redeemable Preferred Stock are outstanding (A) through December 31, 1996 at the per annum rate of $100.00, (B) during calendar year 1997 at the per annum rate of $110.00,
(C) during calendar year 1998 at the per annum rate of $120.000, (D) during calendar year 1999 at the per annum rate of $140.00, and (E) during calendar year 2000 and thereafter at the per annum rate of $150.00, and
(ii) compounding such dividends on each calendar year end until paid (or through any date on which such dividends are to be paid) at the per annum dividend rate for such year.

      2.   Preference on Liquidation.

      (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Redeemable Preferred Stock shall be entitled to receive in cash and prior and in preference to any distribution of any assets, capital, surplus or earnings of the Corporation to the holders of any other capital stock of the Corporation (including the Convertible Preferred Stock and the Common Stock), the amount of $1,000.00 per share for each share of Redeemable Preferred Stock then held by them (adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) together with all accrued but unpaid cumulative dividends on the Redeemable Preferred Stock (the "Liquidation Preference Amount"). If the assets and funds thus distributed among the holders of the Redeemable Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Redeemable Preferred Stock.

      (b) The following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B.2 (with each such event being referred to herein as a "Corporate Disposition"): (i) a consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary or in connection with an acquisition permitted under the Debenture Purchase Agreement); (ii) the sale, transfer or other disposition of all or substantially all of the assets of this Corporation; or (iii) the effectuation by the Corporation or its shareholders of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (other than as permitted under the Debenture Purchase Agreement).

      3.   Redemption.

      (a) Mandatory Redemption. The Corporation shall redeem all of the shares of Redeemable Preferred Stock then outstanding on December 19, 2000. On or prior to June 30, 1999, the Corporation shall give written notice by mail, postage prepaid, to the holders of the then outstanding Redeemable Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Such notice shall set forth the date specified for redemption (December 19, 2000) and the Redemption Price (which shall be the Liquidation Preference Amount). The notice shall further call upon such holders to surrender to the Corporation on or before the applicable redemption date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed on December 19, 2000 (the "RPF Redemption Date") or an indemnification and loss certificate. On or before the applicable RPF Redemption Date, each holder of shares of Redeemable Preferred Stock called for redemption shall surrender the certificate evidencing such shares, or such indemnification and loss certificate, to the Corporation. At such time, the Corporation shall pay to each of the holders of Redeemable Preferred Stock a per share cash price equal to the Redemption Price.

      (b) Optional Redemption. The Corporation may, in its sole discretion, at any time after December 19, 1997, redeem all of the shares of Redeemable Preferred Stock then outstanding. The Corporation shall give the holders of the then outstanding Redeemable Preferred Stock not less than sixty (60) days prior written notice by mail, postage prepaid, at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of such notice. Such notice shall set forth the date specified for redemption (the "Optional Redemption Date") and the Redemption Price (which shall be the Liquidation Preference Amount). The notice shall further call upon such holders to surrender to the Corporation on or before the Optional Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed on the Optional Redemption Date or an indemnification and loss certificate. On or before the applicable Optional Redemption Date, each holder of shares of Redeemable Preferred Stock called for redemption shall surrender the certificate evidencing such shares, or such indemnification and loss certificate, to the Corporation. At such time, the Corporation shall pay to each of the holders of Redeemable Preferred Stock a per share cash price equal to the Redemption Price.

      (c) Termination of Rights. From and after any applicable RPF Redemption Date or Optional Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Redemption Price, all rights of the holders with respect to such redeemed shares of Redeemable Preferred Stock (except the right to receive the Redemption Price upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

      (d) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock on the applicable RPF Redemption Date or Optional Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock on such redemption date, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the applicable RPF Redemption Date or Optional Redemption Date, but which it has not redeemed, at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Redeemable Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Redemption Price on all outstanding shares of Redeemable Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the unpaid portion of the Redemption Price for the unredeemed portion at an aggregate per annum rate equal to twenty percent (20%) or the maximum rate permitted by applicable law, whichever is less.

      4.   Voting.   Except as required by law, the shares of the
Redeemable Preferred Stock shall not have any voting rights or powers.

      5. No Reissuance of Redeemable Preferred Stock. No share or shares of the Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Redeemable Preferred Stock accordingly.


                              IRREVOCABLE PROXY


      Each of the undersigned agrees to, and hereby grants to Alta Subordinated Debt Partners III, L.P. ("ASDP III"), an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all shares of common stock, par value $.01 per share (the "Stock"), of Datamarine International, Inc. (the "Company") now owned or hereafter acquired by the undersigned as fully, to the same extent and with the same effect as the undersigned might or could do under any applicable laws or regulations governing the rights and powers of stockholders of a Massachusetts corporation, in connection with the election of one director (an "ASDP Designee") of the Company, designated for such directorship by ASDP III as provided in Section 5.10 of that certain Debenture Purchase Agreement (the "Agreement"), dated as of December __, 1995, among the Company, SEA Inc. of Delaware, Narrowband Network Systems, Inc., and ASDP III.

      With respect to each of the foregoing proxies, each of the undersigned further agrees to vote his shares of Stock for the removal of any ASDP Designee upon the request of ASDP III and for the election of a substitute ASDP Designee nominated by ASDP III. Each of the undersigned further agrees to vote his shares of Stock in such manner as shall be necessary or appropriate so as to ensure that any vacancy occurring for any reason in a position on the board of directors of the Company held by an ASDP Designee shall be filled only by an individual who is nominated directly or indirectly by ASDP III.

      The undersigned hereby affirms that these proxies are given as a condition of the Agreement, and as such are coupled with an interest and are irrevocable. It is understood by the undersigned and ASDP III that each proxy may be exercised during only the period beginning the date hereof and ending on the earliest date that ASDP III (or its permitted successors, assigns or transferees under Section 12.2 of the Agreement) do not hold any Debentures and/or Preferred Shares obtained under the Agreement, unless sooner terminated by mutual agreement of ASDP III (or its permitted successors, assigns or transferees under Section 12.2 of the Agreement) and each of the undersigned. Notwithstanding the foregoing, this irrevocable proxy will terminate immediately upon such time as none of Debentures, Redeemable Preferred Stock or Convertible Preferred Stock remains outstanding.

      Any defined terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

      This irrevocable proxy may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.


                     David C. Thompson

                     Peter D. Brown

                     David M. Brown